DATED 13 JANUARY 2014
(1) BRAUNSTONE PROPERTIES LIMITED
(2) TILDA RICE LIMITED
(3) SALCOTT ASSOCIATES LIMITED
AND
(4) HAIN FROZEN FOODS UK LIMITED
AND
(5) THE HAIN CELESTIAL GROUP, INC.

AGREEMENT FOR THE SALE AND PURCHASE OF THE TILDA REPORTING GROUP

160 Queen Victoria Street
London EC4V 4QQ, UK
Tel: +44 (0) 20 7184 7000
Fax: +44 (0) 20 7184 7001

TABLE OF CONTENTS

1.     INTERPRETATION
2.    SALE AND PURCHASE
3.    CONSIDERATION
4.    COMPLETION
5.    BPL WARRANTIES
6.    BUYER AND GUARANTOR WARRANTIES
7.    PROTECTION OF GOODWILL
8.    LEAKAGE COVENANT
9.    ESCROW ARRANGEMENTS
10.    GUARANTEE
11.    CONFIDENTIALITY
12.    ANNOUNCEMENTS
13.    ASSIGNMENT
14.    COSTS
15.    NO SET OFF
16.    WITHHOLDING TAX AND GROSSING-UP
17.    INTEREST
18.    EFFECT OF COMPLETION
19.    FURTHER ASSURANCE
20.    ENTIRE AGREEMENT
21.    INVALIDITY
22.    VARIATION AND WAIVER
23.    THIRD PARTY RIGHTS
24.    COUNTERPARTS
25.    SELLERS’ REPRESENTATIVE
26.    NOTICES
27.    GOVERNING LAW AND JURISDICTION
28.    AGENT FOR SERVICE OF PROCESS
SCHEDULE 1    TILDA REPORTING GROUP DETAILS
SCHEDULE 2    COMPLETION
SCHEDULE 3    WARRANTIES
SCHEDULE 4    LIMITATION OF LIABILITY
SCHEDULE 5    PROPERTIES
SCHEDULE 6    BRAND TRADE MARKS
SCHEDULE 7    NORMALISED EBITDA STATEMENT AND CASH PROFITS STATEMENT

19885702.8.EU_BUSINESS	i

THIS AGREEMENT is made on 13th January 2014
BETWEEN:

(1)	BRAUNSTONE PROPERTIES LIMITED a company registered in England and Wales under number 00450836 whose registered office is at Coldharbour Lane, Rainham, Essex, RM13 9YQ (“BPL”);

(2)	TILDA RICE LIMITED a company registered in England and Wales under number 03444811 whose registered office is at Coldharbour Lane, Rainham, Essex, RM13 9YQ (“TRL”);

(3)	SALCOTT ASSOCIATES LIMITED a company registered in the Isle of Man whose registered office is at International House, Castle Hill, Victoria Road, Douglas, Isle of Man, IM2 4RB (“Salcott”);
(BPL, TRL and Salcott, together, being the “Sellers”); and

(4)	HAIN FROZEN FOODS UK LIMITED, a company registered in England and Wales (registered no. 05830980), whose registered office is at Masters House, 107 Hammersmith Road, London, W14 0QH (the “Buyer”); and

(5)
THE HAIN CELESTIAL GROUP, INC. incorporated and registered in Delaware, USA, with company file number 2336999 whose principal office is at 1111 Marcus Avenue, Lake Success, New York 11042, USA (the “Guarantor”).

WHEREAS:

(A)	The Tilda Reporting Group (“Tilda Reporting Group”) has the meaning given to such term on page 10 of the Information Memorandum distributed by Tilda dated September 2013.

(B)	As at the date of this Agreement, (i) BPL and TRL own the Tilda Shares (as defined below) and (ii) Salcott owns the Brand Shares (as defined below).

(C)
The Sellers wish to sell and transfer the Shares (as defined below), and the Buyer wishes to purchase the Shares (other than the Brand Shares) from BPL and TRL on the terms of this Agreement and the Guarantor wishes to purchase the Brand Shares from Salcott on the terms of this Agreement.

(D)	In addition, the Guarantor has agreed to guarantee the Buyer’s obligations under this Agreement and the other Transaction Documents (as defined below).
IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

Accounts	as defined in paragraph 2 of Part 1 of Schedule 3;
Accounts Date	as defined in paragraph 2 of Part 1 of Schedule 3;
Actual Cash Profits	the actual amount of Cash Profits of the Tilda Reporting Group determined after Completion in accordance with the provisions of Schedule 7;
Actual Normalised 2013 EBITDA	the actual Normalised EBITDA for the Tilda Reporting Group for the 12 months ended 31 December 2013 determined after Completion in accordance with the provisions of Schedule 7;
Adjustment Claim	as defined in clause 9.1;
Agent	as defined in clause 28.1;
Agreed Claim	as defined in clause 9.1;
Agreed Estimate	as defined in clause 9.1;

Anti-Corruption Laws
all anti-bribery and anti-corruption laws applicable to the Target Companies and their respective businesses (including the Bribery Act 2010 and the United States Foreign Corrupt Practices Act 1977) and all applicable anti-bribery or corruption regulations and codes of practice derived from or issued pursuant thereto applicable to the Target Companies and their respective businesses;

Best Estimate	as defined in clause 9.1;
Blocked Amount	as defined in clause 9.1;
Borrowings
borrowings or indebtedness in the nature of borrowing of the Target Companies (including loans and bank overdrafts, notes, debentures, loan stock, letters of credit, hedging arrangements and liabilities under acceptances otherwise than in respect of normal trade bills), acceptance credits, finance or equivalent leases, hire purchase agreements and amounts raised by other transactions having the commercial effect of borrowing;

Brand	Brand Associates Limited, details of which are set out in Part 2 of Schedule 1;
Brand Accounts	as defined in paragraph 5 of Part 2 of Schedule 3;
Brand Accounts Date	as defined in paragraph 5 of Part 2 of Schedule 3;
Brand Licences-Out	as defined in paragraph 7.4 of Part 2 of Schedule 3;
Brand Shares	the entire issued share capital of Brand as at Completion;
Brand Trade Marks	the registered trade marks listed in Schedule 6;
Business Day	a day (which is not a Saturday, Sunday or a public or bank holiday in England) on which banks generally are open in the City of London and New York for the transaction of normal banking business;
Buyer’s Group
the Buyer, its holding companies and its subsidiary undertakings and the subsidiary undertakings of such holding companies from time to time (including, with effect from Completion, each Target Company);

Cailey
Cailey International Limited, a company registered in the British Virgin Islands whose registered office is at Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola,British Virgin Islands;

Cash Consideration	as defined in clause 3.1;
Cash Profits
the cash profit of the Tilda Reporting Group for the period from the day after the Locked Box Date to the Completion Date (both dates inclusive) calculated in accordance with the provisions of Schedule 7;

Cash Profits Adjustment	as defined in clause 3.7;
Claim	any claim made by the Buyer or the Guarantor (as the case may be) pursuant to the Warranties;
Companies Act	the Companies Act 2006;
Completion	completion of the sale and purchase of the Shares in accordance with clause 3.5;
Completion Date	the date on which Completion occurs;
Confidential Information
all information (whether oral or recorded in any medium) relating to the Tilda Reporting Group’s business, financial or other affairs (including future plans and targets of the Tilda Reporting Group) which is treated as confidential by the Tilda Reporting Group or is by its nature confidential or which is not in the public domain;

Consideration	the aggregate of the Cash Consideration, the Share Consideration and the Vendor Loan Note;
Consideration Shares	1,646,173 shares of common stock of the Guarantor to be issued and allotted to the Sellers at Completion in accordance with clause 3.1;
CTA 2009	the Corporation Tax Act 2009;

CTA 2010	the Corporation Tax Act 2010;
Data Room	the electronic data room made available by Intralinks Limited in connection with the proposed sale of the Tilda Reporting Group containing those documents and agreements listed in the Data Room Index;
Data Room Index	the index (in the form annexed to the Disclosure Letter) of documents and agreements contained in the Data Room;
Disclosure Letter	the letter dated the same date as this Agreement from BPL to the Buyer and the Guarantor, relating to the Warranties;
Dispute Notice	as defined in clause 9.1;
DMCC TSA	the transitional services agreement to be entered into at Completion between Tilda International DMCC and Intergulf Foods, Inc. currently trading as Tilda International;
Encumbrance
any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set-off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect;

Environmental Laws
any and all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative law), together with all subordinate legislation, codes of practice, guidance notes, circulars, decisions, decrees, ordinances, regulations, orders, by-laws and judgements relating to Environmental Matters, together with any judicial or administrative interpretation of each of the foregoing in each case to the extent applicable to the Tilda Group and its business;

Environmental Matters
all or any matters relating to the pollution or protection of the environment, the use, storage, handling or disposal of hazardous substances, human health and safety (including health and safety of employees, occupiers and invitees, food safety and fire safety);

Escrow Agent	as defined in clause 9.1;
Escrow Bank	as defined in clause 9.1;
Estimated Cash Profits	£5,257,000 being the Sellers’ good faith estimate of Cash Profits;
Expert	as defined in clause 9.1;
Finally Decided	as defined in clause 9.1;
First SPA Escrow Amount	as defined in clause 9.1;
First SPA Release Date	as defined in clause 9.1;
FSMA	the Financial Services and Markets Act 2000;
Fundamental Warranties	the Warranties set out in (i) paragraphs 1.1, 1.2, 1.3, 1.4 and 9 of Part 1 of Schedule 3; and (ii) paragraphs 1, 2, 3 and 13 of Part 2 of Schedule 3;
Guarantor SEC Reports	as defined in clause 6.1.17;
IHTA	the Inheritance Tax Act 1984;
Intellectual Property Rights
patents and inventions, trade marks, domain names, registered designs, design rights, database rights, copyrights, confidential information, and any other similar protected rights in any country together with pending applications and rights to apply for the registration or recording or protection of such rights but excluding, for clarity, any Software Licences and Intellectual Property Rights relating thereto;

IP Licence
the IP Licence dated 15 July 2013 made between Brand and Tilda Holdings Africa Limited relating to the use of certain Tilda Intellectual Property Rights by Tilda Africa Holdings Limited and Tilda Uganda Limited;

Leakage
any of the following which occur on or after the Leakage Accounts Date but on or before the Completion Date:
(1)any dividend, or distribution declared, paid or made by any Target Company whether in cash or in specie;
(2)any payment made or agreed to be made by any Target Company, to (or assets transferred to or acquired from or surrendered to or liabilities assumed, indemnified, or incurred for the benefit of) a Seller or any other member of the Sellers’ Group, Tilda Riceland or any member of the Thakrar family or any person connected with any Seller or any other member of the Sellers’ Group or any member of the Thakrar family or Tilda Riceland (including any payment or accrual of principal or interest on shareholder loans or other shareholder debt instruments) by any Target Company;
(3)any payments made or agreed to be made by any Target Company other than to another Target Company in respect of any loan capital or share capital or other securities of any Target Company (or any interest therein) being created, issued, redeemed, purchased or repaid, or any other return of capital or repayment of reserves;
(4)the release or waiver by any Target Company of any amount owed to that Target Company by any of the Sellers, any other member of the Sellers’ Group, Tilda Riceland or any member of the Thakrar family or any person connected with any Seller or any other member of the Sellers’ Group or any member of the Thakrar family or Tilda Riceland;
(5)any payment made by or liability incurred by any Target Company in respect of any fees or expenses (including finder’s fees, brokerage or other commissions and any advisers’ fees and expenses) in connection with the preparation, negotiation or consummation of the transactions contemplated by this Agreement;
(6)any payment of bonuses or similar award (whether in cash or otherwise) by any Target Company to any directors, employees or consultants (however they are characterised) of any Target Company, any Seller, any other member of the Sellers’ Group, Tilda Riceland or any person connected with any Seller or any other member of the Sellers’ Group or Tilda Riceland in connection with or as a result of the transactions contemplated by this Agreement or otherwise outside of the ordinary course of business or inconsistent with past practice;
(7)the agreement or undertaking by any Target Company to do any of the matters set out in (1) to (6) above; and
(8)any liability of any Target Company to account for any amount in respect of Tax in relation to any of the matters set forth in paragraphs (1) to (7) (inclusive) above (“Tax Leakage”), provided that any Leakage (including Tax Leakage) shall be reduced by an amount equal to any amount by which any Target Company is relieved in whole or part of a liability to make some other payment of Taxation which it would otherwise have been liable to make, by reason of any tax credit, allowance or deduction which it receives in respect of the relevant payment of Leakage arising in relation to the matters set forth in paragraphs (1) to (7) (inclusive) above provided that no reduction shall be made in respect of any tax credit, allowance or deduction that comprises an Accounts Relief (as such term is defined in the Tax Deed, but does not include the following items:
(1)payments of salary, bonuses and directors’ fees and payments and reimbursement of expenses made to the connected persons of the Sellers or any other member of the Sellers’ Group or any member of the Thakrar family in each case in their capacity as an employee of a Target Company, in each case properly paid in accordance with the terms of such employment as the same are fairly disclosed in the Data Room and in accordance with past practice and historic levels;
(2)any payments made in the ordinary course of business in accordance with past practice and historic levels pursuant to legally binding contractual arrangements between a Target Company and the Sellers or another member of the Sellers’ Group as the same are fairly disclosed in the Data Room (which, for the avoidance of doubt shall include the Sourcing Agreements); and
 (3)the dividend of £768,000 paid by Brand to the Sellers on 30 December 2013 (the “Pre-Sale Dividend”),
 and provided always that, for the avoidance of doubt, any amounts in excess of any of the thresholds set forth in paragraphs (1) to (3) above (inclusive) shall be deemed to be Leakage.

Leakage Amount
in relation to any Leakage, the aggregate of the following:
(a)the payments made, or agreed to be made, by any Target Company;
(b)the market value of the asset transferred, or agreed to be transferred, to or by any Target Company;
(c)the amount of the debt waived, or agreed to be waived, by any Target Company;
(d)the amount of the liabilities assumed, indemnified or incurred, or agreed to be assumed, indemnified or incurred, by any Target Company; and
(e)any Taxation paid, payable or otherwise incurred in respect of any of the foregoing;

Leakage Claim	a claim by the Buyer pursuant to the covenant set out in clause 8;
Licence-In	as defined in paragraph 13.15 of Part 1 of Schedule 3;
Licences-Out	as defined in paragraph 13.15 of Part 1 of Schedule 3;
Licensed-In IPR	as defined in paragraph 13.15 of Part 1 of Schedule 3;
Locked Box Accounts
the management accounts for the nine month period ended (i) in the case of each of Tilda and Tilda Marketing, Inc. 28 September 2013 and; (ii) in the case of Tilda International DMCC, 30 September 2013 excluding, for clarity, any projections, forecasts, forward-looking information or other statements in respect of any period after the Locked Box Accounts Date contained in such management accounts;

Locked Box Accounts Date	(i) in the case of each of Tilda and Tilda Marketing, Inc. 28 September 2013 and; (ii) in the case of Tilda International DMCC, 30 September 2013;
Losses	all losses, liabilities, fines, penalties and costs (including reasonable legal costs), charges, expenses, actions, proceedings, claims and demands;
Management Accounts
(i) in the case of each of Tilda, Tilda Marketing, Inc., Tailor Properties Limited and Mardi Gras Properties Limited, the management accounts for the eleven month period ended 29 November 2013 excluding, for clarity, any projections, forecasts, forward-looking information or other statements in respect of any period after 29 November 2013 contained in such management accounts; and (ii) in the case of Brand and Tilda International DMCC, the management accounts for the eleven month period ended 30 November 2013 excluding, for clarity, any projections, forecasts, forward-looking information or other statements in respect of any period after 30 November 2013 contained in such management accounts;

Normalised EBITDA	earnings before interest, taxes, depreciation and amortisation subject to the normalisation adjustments set out in Schedule 7;
Normalised EBITDA Adjustment	as defined in clause 3.17
Notice	as defined in clause 26.1;
Notice of Claim	as defined in clause 9.1;
Obligations	as defined in clause 10.1.1;
Outstanding Claim	as defined in clause 9.1;
Owned IPR	as defined in paragraph 13.15 of Part 1 of Schedule 3;
Payments	as defined in clause 10.1.2;
Payment Waiver Letters	the letters in the agreed form from each person receiving a payment as set out in the schedule in the agreed form;
Pre-Sale Dividend	as defined in the second paragraph (3) in the definition of Leakage;

Principal Market	as defined in clause 6.1.18;
Properties	the properties described in Schedule 5 or any part(s) thereof;
Registered IPR	as defined in paragraph 13.15 of Part 1 of Schedule 3;
Relevant Matter	as defined in clause 25.5.1;
Restrictive Covenant Deed	the deed of restrictive covenant to be entered into at Completion by Shilen Thakrar, Vipul Thakrar, Rashmikant Thakrar (on behalf of themselves and each of their connected persons) and the Buyer;
Revised Estimate	as defined in clause 9.1;
SEC	the US Securities and Exchange Commission;
Second SPA Escrow Amount	as defined in clause 9.1;
Second SPA Release Date	as defined in clause 9.1;
Sellers’ Group
the Sellers and their respective holding companies and their respective subsidiary undertakings and the subsidiary undertakings of such holding companies from time to time (but excluding, with effect from Completion, each Target Company);

Sellers’ Representative	Shilen Thakrar or such replacement Sellers’ Representative as may be appointed in accordance with the provisions of clause 25;
Sellers’ Solicitors	Dechert LLP of 160 Queen Victoria Street, London, EC4V 4QQ;
Seller Waiver Letter
a letter in the agreed form from each of the Sellers to the Buyer waiving all and any claims which any Seller, any other member of the Sellers’ Group or any person connected with any Seller or any other member of the Sellers’ Group may have against any Target Company, howsoever and whensoever arising;

Senior Employee	any employee of a Group Company whose total remuneration in the 12 months preceding the date of this Agreement exceeded £100,000;
Share Consideration	as defined in clause 3.1;
Shares	the Tilda Shares and the Brand Shares;
Software Licence	as defined in paragraph 15 of Part 1 of Schedule 3;
Sourcing Agreements
the existing sourcing agreements relating to rice sourcing services made between (i) Tilda Riceland and Tilda dated 28 November 2013; and (ii) Tilda Riceland and Tilda International DMCC dated 28 November 2013;

SPA Escrow Account	as defined in clause 9.1;
SPA Escrow Agreement	as defined in clause 9.1;
SPA Escrow Amount	as defined in clause 9.1;
SPA Escrow Terms	as defined in clause 9.1;
SPA Release Conditions	as defined in clause 9.1;
Subsidiaries	all those companies whose details are set out in Part 3 of Schedule 1;
Target Company	each Tilda Group Company and Brand;
Taxation or Tax
any form of tax, levy, duty, rate, contribution, charge, impost, hypothecation, deduction, or withholding whether governmental, statutory, state, provincial, local governmental or municipal whenever created or imposed and whether of the United Kingdom or elsewhere and all charges, surcharges, interest, penalties and fines relating thereto;

Tax Authority	HM Revenue & Customs or any other revenue, governmental, customs or fiscal, authority, body or person, whether of the United Kingdom or elsewhere competent to impose, assess or collect any Taxation;
Tax Claim	any claim by the Buyer pursuant to the Tax Deed or for breach of the Tax Warranties;
Tax Deed	the tax deed to be entered into at Completion between BPL and the Buyer;

Tax Leakage	as defined in paragraph 8 of the definition of Leakage;
Tax Warranties	those Warranties contained in paragraph 13 of Part 1 of Schedule 3;
Tax Warranty Claim	any claim by the Buyer or the Guarantor under the Tax Warranties;
TCGA	the Taxation of Chargeable Gains Act 1992;
Third Party	as defined in clause 23.1;
Tilda	Tilda Limited, details of which are set out in Part 1 of Schedule 1;
Tilda Group	Tilda and the Subsidiaries and Tilda Group Company means any of them;
Tilda Reporting Group	has the meaning given to it in Recital (A);
Tilda Riceland	Tilda Riceland Private Limited, a company incorporated in India under number 25229 whose registered office is at Eros Corporate Tower, 15th Floor, Nehru Place, New Delhi, 110019, India;
Tilda Shares	the entire issued share capital of Tilda as at Completion;
TIPL	Tilda India Private Limited, details of which are set out in Part 3 of Schedule 1;
Transaction Documents	this Agreement, the Disclosure Letter, the Tax Deed and any other documents to be entered into pursuant to this Agreement and/or any such documents;
TSAs	together, the UK TSA and the DMCC TSA;
UK TSA	the transitional services agreement to be entered into at Completion between Tilda and BPL;
VATA	the Value Added Tax Act 1994;
Vendor Loan Note	the loan note in the sum of £20 million in the agreed form to be entered into at Completion between the Sellers and the Guarantor; and
Warranties	the warranties contained in Schedule 3.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to a party mean a party to this Agreement and shall include its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this Agreement;

1.2.2
references to a person shall include any natural person, individual, company, unincorporated association, firm, partnership, trust, government, state or agency of a state, and any undertaking (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the laws of which it was incorporated or exists);

1.2.3	references to a company shall include any company, corporation or any body corporate (in each case, irrespective of the jurisdiction in or under the laws of which it was incorporated or exists);

1.2.4	references to one gender shall include all genders and references to the singular shall include the plural and vice versa;

1.2.5	a person shall be deemed to be connected with another if that person is connected with such other within the meaning of section 1122 of CTA 2010;

1.2.6	the words subsidiary, holding company, subsidiary undertaking, parent undertaking, undertaking and group shall have the same meaning in this Agreement as in the Companies Act;

1.2.7	references to a statute or statutory provision shall include:

(a)	that statute or provision as from time to time amended, modified, re-enacted or consolidated whether before or after the date of this Agreement;

(b)	any past statute or statutory provision as from time to time amended, modified, re-enacted or consolidated which that statute or provision has directly or indirectly replaced; and

(c)	any subordinate legislation made from time to time under that statute or statutory provision;

1.2.8
references to any English legal term (including any statute, regulation, by-law or other requirement of English law) shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

1.2.9	references to any time of day or date shall be construed as references to the time or date prevailing in London, England;

1.2.10
references to this Agreement shall include the Schedules (and the Schedules form part of the operative provisions of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement);

1.2.11	references to clauses, Schedules, paragraphs or Parts are (unless otherwise stated) to clauses of and schedules to this Agreement and to paragraphs and parts of the Schedules;

1.2.12	a reference to fairly disclosed means disclosed with sufficient detail and prominence to allow a reasonable purchaser to identify the nature, scope and extent of the matter disclosed;

1.2.13	the index to and the headings in this Agreement are for convenience only and shall not affect its meaning;

1.2.14	references to documents in the agreed form are documents in the form agreed by the parties and initialled by or on behalf of them for identification;

1.2.15	references to writing or written includes faxes but not e-mail;

1.2.16	references to a document are to that document as varied or novated (in each case, other than in breach of the provisions of this Agreement) at any time; and

1.2.17	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words introduced by those terms.

2.	SALE AND PURCHASE

2.1	At and with effect from Completion,

2.1.18	each of BPL and TRL shall sell and the Buyer shall purchase, the Tilda Shares; and

2.1.19	Salcott shall sell, and the Guarantor shall purchase, the Brand Shares, in each case on and subject to the provisions of this Agreement.

2.1.20	BPL and TRL shall procure that the Buyer acquires good title to the Shares (other than the Brand Shares); and

2.1.21	Salcott shall procure that the Guarantor acquires good title to the Brand Shares, in each case free from all Encumbrances.

2.2
The Buyer shall purchase the Shares (other than the Brand Shares) and the Guarantor shall purchase the Brand Shares with effect from and including the Completion Date to the intent that as from that date all rights, benefits and advantages accruing to the Shares (other than the Brand Shares) shall belong to the Buyer, and all rights, benefits and advantages accruing to the Brand Shares shall belong to the Guarantor, in each case including any dividends or distributions declared, made or paid on or after the Locked Box Accounts Date (other than the Pre-Sale Dividend).

2.3
Each of the Sellers waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on any of the Sellers under the articles of association of any of the Target Companies (or any other agreement, arrangement or understanding, including any shareholders agreement) or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

2.4
The Buyer and the Guarantor shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement, but completion of the purchase of some of the Shares shall not affect the rights of the Buyer or the Guarantor with respect to its rights to the other Shares.

3.	CONSIDERATION

3.1	The consideration for the sale and purchase of:

3.1.1	the Tilda Shares shall be the sum of £171,372,483; and

3.1.2	the Brand Shares shall be the sum of £13,000,000,
and shall be satisfied as follows:
(a)    an amount of £59,777,020 shall be paid in cash at Completion to the Sellers’ Solicitors and allocated between the Sellers (in such manner as the Sellers shall determine) (the “Cash Consideration”);
(b)    an amount of £14,600,000 shall be paid in cash to the SPA Escrow Account;
(c)    by the allotment and issue by the Guarantor at Completion of the Consideration Shares, at the direction of BPL to Salcott and Cailey credited as fully paid and non-assessable (the “Share Consideration”); and
(d)    by the issue by the Guarantor at Completion to BPL of loan notes on the terms of the Vendor Loan Note.

3.2
If any payment is made by the Sellers to the Buyer in respect of any Leakage Claim, Claim or Tax Claim, the payment shall be made by way of adjustment of the consideration paid by the Buyer for the Shares under this Agreement and the consideration shall be deemed to have been reduced by the amount of such payment.

3.3
Payment by the Buyer to the Sellers’ Solicitors of the Cash Consideration at Completion shall constitute a full discharge of the Buyer’s and the Guarantor’s obligations to pay the Cash Consideration at Completion. The Buyer shall not be required to (or otherwise be deemed in any way to be required to) concern itself with the allocation of any part of the Consideration between the Sellers.

3.4	The Consideration Shares shall constitute common stock of the Guarantor and shall rank pari passu with the existing common stock issued in the capital of the Guarantor.

Consideration Shares

3.5	The Guarantor covenants with respect to the Consideration Shares for the benefit of BPL for itself and on behalf of Salcott and Cailey:

3.5.1
before commencement of trading on the first Business Day following Completion, the Guarantor will file a prospectus supplement (together with any amendments or supplements thereto, the “Prospectus Supplement”) to the Registration Statement with the SEC, which permits the sale of the Consideration Shares pursuant to the Registration Statement;

3.5.2
the Guarantor will use its commercially reasonable efforts to cause the Registration Statement to remain effective and available for resale of the Consideration Shares and to file with the SEC such amendments and supplements as may be necessary to keep the prospectus included in the Registration Statement (including the Prospectus Supplement) (the “Prospectus”) current and in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder, including filing any post-effective amendments or prospectus supplements thereto, until the expiration of the twenty-four (24) month period following the Completion Date provided that BPL, upon receipt from the Guarantor of notice that an event has occurred which requires a post-effective amendment to the Registration Statement, a supplement to the Prospectus or a supplemental filing with the SEC to be incorporated by reference therein, shall promptly discontinue and procure that Salcott and Cailey discontinue the sales of any Consideration Shares until the Guarantor prepares and files such amendment and supplement and provides BPL with notice of such filing, which the Guarantor shall do promptly after such notice of discontinuance;

3.5.3
the Guarantor will furnish to BPL a conformed copy of the Registration Statement and each post-effective amendment thereto, and such number of copies of the final Prospectus and each post-effective amendment, supplement or Prospectus Supplement thereto relating to the Consideration Shares (collectively, the “Disclosure Package”) as BPL may reasonably request. BPL agrees that it has not and will not offer or sell any Consideration Shares by means of, or using, any “prospectus” (within the meaning of the Securities Act) other than the Disclosure Package, and that it has not prepared, used or referred to, and will not prepare, use or refer to, any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with any offer or sale of any Consideration Shares;

3.5.4
the Buyer will permit BPL, Salcott and/or Cailey and their respective legal counsel to review and comment on any amendments or supplements to the Prospectus (other than the Prospectus Supplement), at least three (3) Business Days prior to its filing with the SEC and shall not file any such documents in a form to which the Sellers’ Representative commercially reasonably objects;

3.5.5
the Guarantor will cooperate with BPL, Salcott and Cailey in connection with the registration or qualification of the Consideration Shares for offering and sale by each of BPL, Salcott and Cailey under the securities or “Blue Sky” laws and regulations of such states of the United States as the Sellers’ Representative may reasonably request, including the filing of any necessary registration statements or applications in any such state; provided that the Guarantor shall not be required to do so in states which would require of the Guarantor a general consent to the jurisdiction of such state (except that the foregoing provisions shall not apply in states in which the Buyer has already consented or qualified and the Guarantor shall inform the Sellers’ Representative of the identity of such states); and

3.5.6
the Guarantor will cause all Consideration Shares to be qualified for quotation on the NASDAQ and qualified for listing on each securities exchange on which securities of the same class of the Guarantor are then listed; and

3.5.7
the Guarantor shall pay all expenses incurred by it in connection with any registrations or qualifications of the Consideration Shares pursuant to this clause 3.6, including all registration and filing fees, all fees and expenses for qualifying the Consideration Shares for quotation on the NASDAQ or listing on any securities exchange on which securities of the same class of the Guarantor are admitted for trading.

3.6	BPL covenants and agrees (for itself and on behalf of Salcott and Cailey) with the Guarantor that they:

3.6.1
will cooperate with the Guarantor in connection with the preparation of the Prospectus Supplement prior to and after the Completion Date for so long as the Guarantor is obligated to keep the Registration Statement effective, and will provide to the Guarantor, in writing, for use in the Prospectus Supplement, all information reasonably requested by the Guarantor regarding BPL or any person connected with BPL and its plan of distribution and such other information as may be reasonably necessary to enable the Guarantor to prepare the Prospectus Supplement and to maintain the currency and effectiveness thereof. If BPL breaches its covenants under this clause 3.6, the Guarantor may exclude the Consideration Shares held by any of BPL, Salcott and/or Cailey from the Registration Statement until such time as the breach is cured; and

3.6.2	will not offer or sell any Consideration Shares:

(a)	while in possession of any material non-public information concerning the Guarantor and its subsidiaries; or

(b)
for so long as any person connected with BPL is an employee of the Guarantor (and for 90 days after termination of or resignation from such employment) in violation of the Buyer’s then current insider trading policy.

3.7
The Guarantor agrees that, so far as it is legally able, BPL, Salcott and/or Cailey, in respect of their holdings of Consideration Shares from time to time, will be provided with access to information in a way which is not materially less favourable than the way other shareholders who have a similar level of shareholding are provided with access to information.

3.8
The Guarantor covenants and agrees that it shall continue, for so long as the Guarantor is obligated to keep the Registration Statement effective, to file or furnish with the SEC in a timely manner all documents that the Buyer is required to file or furnish under the United States Securities Exchange Act of 1934, as amended.

Indemnification

3.9
The Guarantor shall (i) indemnify and hold harmless, to the fullest extent permitted by law, BPL, Salcott, Cailey and their respective officers, directors, managers, members, partners, stockholders and affiliates, each underwriter, broker or any other person acting on behalf of BPL, Salcott and/or Cailey (as the case may be) and each other person, if any, who controls any of the foregoing persons within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each a “Seller Indemnitee”), against all losses, claims, damages, liabilities and expenses (or actions in respect thereof), joint or several, to which any of the foregoing persons may become subject under the Securities Act or applicable law in connection with the registration, qualification, or offer or sale of the Consideration Shares, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (a) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, including the Prospectus, the Prospectus Supplement, any related free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto, or (b) any omission or alleged omission to state in the Registration Statement, including the Prospectus, the Prospectus Supplement, any related free writing prospectus or any amendment thereof or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any other violation or alleged violation by the Guarantor of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Guarantor and relating to any action or inaction required of the Guarantor in connection with the registration, qualification or offer or sale of the Consideration Shares; and (ii) reimburse each Seller Indemnitee for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability; provided, however, that the Guarantor’s indemnification obligations contained in this clause 3.9 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Guarantor (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Guarantor be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a statement, omission or violation that occurs in reliance upon and in conformity with written information furnished by a Seller Indemnitee for use in connection with the registration, qualification or compliance of the Consideration Shares.

3.10
BPL for itself and on behalf of each of Cailey and Salcott, and Salcott for itself, shall indemnify and hold harmless, to the fullest extent permitted by law, the Guarantor, each director of the Guarantor, each officer of the Guarantor who shall sign such Registration Statement or otherwise assists the Guarantor in connection with the registration, qualification or compliance of the Consideration Shares, each underwriter, broker or other person acting on behalf of the Guarantor in connection with the registration, qualification or compliance of the Consideration Shares and each person who controls any of the foregoing persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each a “Guarantor Indemnitee”) against any losses, claims, damages, liabilities or expenses (or actions in respect thereof) (joint or several) to which they may become subject under the Securities Act or applicable law in connection with any registration, qualification or offer or sale of the Consideration Shares insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any statement, omission or violation to the extent that such statement, omission or violation occurs in reliance upon and in conformity with written information furnished by such person expressly for use by the Guarantor in connection with the registration of the Consideration Shares, and BPL will reimburse (or will procure that Cailey and/or Salcott reimburse) each Guarantor Indemnitee for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that BPL’s and Salcott’s indemnification obligations contained in this clause 3.10 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of BPL (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further, however, that neither BPL, Salcott nor Cailey shall be required to indemnify the Guarantor or any other Guarantor Indemnitee with respect to any amount in excess of the amount of the total net proceeds received by BPL, Salcott and/or Cailey (as the case may be) from sales of the Consideration Shares under such Registration Statement.

3.11
Promptly after receipt by an indemnified party under either clause 3.9 or clause 3.10 of notice of the commencement of any action (including governmental action) involving a claim referred to in this clause 3.11, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party under either clause 3.9 or clause 3.10, give written notice to the indemnifying party of the commencement of such action.

3.11.1
The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party or such failure shall otherwise cause the indemnifying party to be materially prejudiced as a result thereof) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder.

3.11.2
In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defence of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defence thereof; provided, that if:

(a)
any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defences available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or

(b)	such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defence of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder.

3.11.3
If the indemnifying party is not entitled to, or elects not to, assume the defence of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Consideration Shares included in the registration, at the expense of the indemnifying party.

3.12
If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or expense (or action in respect thereof) referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or expense (or action in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or expense (or action in respect thereof) as well as any other relevant equitable considerations; provided, that the maximum amount of such contribution shall be limited, in the case of BPL, Salcott and/or Cailey (as the case may be), to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such Seller from the sale of Consideration Shares effected pursuant to such Registration Statement. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or to the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

3.13
Notwithstanding anything contained in this Agreement to the contrary or in any other Transaction Document, the provisions of clauses 3.5 to 3.12 shall govern indemnification with respect to the post-completion registration of the Consideration Shares governed by such clauses.

Securities Laws Acknowledgments

3.14
Each of BPL, Salcott and Cailey is either (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (Securities Act), or (ii) (a) has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment in the Consideration Shares, or (b) has been represented throughout the Transaction by one or more Purchaser Representatives (as defined in Rule 501 of the Securities Act (Rule 501)), each of whom has met the requirements set forth in Rule 501.

3.15
Each of BPL, Salcott and Cailey (as the case may be) is acquiring the Consideration Shares solely for such person’s own account (not as a nominee or agent) and, except pursuant to registration rights being provided to BPL (for itself and on behalf of Salcott and Cailey) in this agreement, each of BPL, Salcott and Cailey (as the case may be) are acquiring the Consideration Shares for investment purposes and do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to anyone other than any of BPL, Salcott and Cailey with respect to any of the Consideration Shares. Each of BPL, Salcott and Cailey is able to bear the economic risks of an investment in the Consideration Shares for an indefinite period and, at the present time, can afford a complete loss of such investment in the Consideration Shares. BPL (for itself and on behalf of Salcott and Cailey) acknowledges that no federal, state, foreign or other governmental agency has made any findings or determination as to the fairness of an investment in the Consideration Shares, nor any recommendation or endorsement of the Consideration Shares.

3.16
BPL (for itself and on behalf of Salcott and Cailey) acknowledges and understands that the Consideration Shares have not been registered under the Securities Act or any other securities laws by reason of a specific exemption thereunder, and that subject to the registration rights granted pursuant to this Agreement, any stock certificates evidencing the Consideration Shares will be imprinted with legends restricting their transfer other than in compliance with the Securities Act and other applicable securities laws. BPL (for itself and on behalf of each of Salcott and Cailey) acknowledges that the Consideration Shares must be held unless subsequently registered under the Securities Act or the Guarantor receives an opinion of counsel satisfactory to the Guarantor that such registration is not required.

Normalised EBITDA Adjustment

3.17
If and to the extent that the Actual Normalised 2013 EBITDA is less than £24,000,000 the Sellers shall pay to the Buyer an amount equal to the amount of such shortfall multiplied by 9.17 (the “Normalised EBITDA Adjustment”).

3.18
The amount of the Actual Normalised 2013 EBITDA and the corresponding amount of the Normalised EBITDA Adjustment shall be determined after Completion in accordance with the provisions of Schedule 7 and the Sellers shall pay to the Buyer the amount of the Normalised EBITDA Adjustment (if any) within three (3) Business Days of the date of such determination to such bank account as the Buyer shall specify in writing to the Sellers’ Representative.

Cash Profits Adjustment

3.19	If and to the extent that:

3.19.1	the Actual Cash Profits are less than the Estimated Cash Profits, the Sellers shall pay to the Buyer an amount equal to the difference; or

3.19.2	the Actual Cash Profits are greater than the Estimated Cash Profits, the Buyer shall pay to the Sellers an amount equal to the difference,
(as appropriate, the “Cash Profits Adjustment”).

3.20
The amount of the Actual Cash Profits shall be determined after Completion in accordance with the provisions of Schedule 7 and the Sellers shall pay to the Buyer or the Buyer shall pay to the Sellers (as the case may be) the amount of the Cash Profits Adjustment within 3 Business Days of the date of such determination to such bank account as the Buyer or the Sellers’ Representative (as the case may be) shall specify in writing to the other.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Sellers’ Solicitors immediately following execution of this Agreement.

4.2	At Completion the Sellers, the Buyer and the Guarantor shall comply with their respective obligations set out in Schedule 2.

4.3
If any of the Sellers (on the one hand) and the Buyer or the Guarantor (on the other hand) fails to comply with any obligation in clause 4.2 or Schedule 2, the Buyer and the Guarantor (in the case of a default by any of the Sellers) or the Sellers (in the case of a default by the Buyer or the Guarantor) shall be entitled (in addition and without prejudice to any other rights or remedies it or they may have against the defaulting party under this Agreement or otherwise), by Notice to the defaulting party, to:

4.3.1
terminate this Agreement (other than clauses 1, 11, 12, 14 and 20 to 28 (inclusive)), save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist, without liability on its part; or

4.3.2
defer Completion to any subsequent Business Day falling not more than 20 Business Days after the date on which Completion should have taken place in accordance with clause 4.1 but for the default in question, in which case the provisions of Schedule 2 shall apply as so deferred but provided such deferral may only occur once; or

4.3.3	proceed to Completion so far as practicable having regard to the defaults that have occurred and without prejudice to its rights under this Agreement or otherwise.

4.4
The Sellers shall, so far as they are reasonably able, procure the delivery within three Business Days following Completion of each of the Payment Waiver Letters, duly executed. Subject always to the receipt by the Buyer of the duly executed Payment Waiver Letters, the Buyer shall procure that Tilda will pay in the first payroll immediately following Completion, to each of the persons whose names are set out in the schedule in the agreed form the amount set out against each such person’s name in column 2 of that schedule.

5.	BPL WARRANTIES

5.1	BPL warrants to the Buyer in the terms of the Warranties other than the Warranties in Part 2 of Schedule 3. BPL warrants to the Guarantor in terms of the Warranties in Part 2 of Schedule 3.

5.2	Each Warranty is given subject only to the matters fairly disclosed in or by means of the Disclosure Letter and the information fairly disclosed in the Data Room.

5.3
Each of the Warranties shall be construed as separate and independent, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement.

5.4	Each of the Warranties applies (where the context so permits) in relation to each of the Subsidiaries as it applies to Tilda.

5.5
Any statement in the Warranties qualified by the expression to the best of BPL’s knowledge or so far as BPL is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry of Shilen Thakrar and additionally:

5.5.1	in the case of Warranties relating to the Tilda Group, Robert Bailie, Umesh Parmar, Lesley Woodward and Rohit Samani; and

5.5.2	in the case of Warranties relating to Tilda International DMCC, Sunil Bhanji.

5.6	The Warranties shall continue in full force and effect notwithstanding Completion.

5.7	The only warranties given by BPL in respect of or relating to:

5.7.1	Tilda are contained in Part 1 of Schedule 3;

5.7.2	Brand are contained in paragraphs 2 and 13 of Part 1 of Schedule 3 and Part 2 of Schedule 3; and

5.7.3	Taxation are contained in paragraphs 2 and 13 of Part 1 of Schedule 3, and no Claim which could be brought within any of the Warranties specified in clauses 5.7.1 to 5.7.3 (inclusive) shall be brought except under one of those Warranties.

5.8	In addition to the limitations set out in this clause 5, the liability of the Sellers shall be limited in the circumstances and to the extent set out in Schedule 4.

5.9
Each of the Sellers undertakes to the Buyer (in respect of the Tilda Group) and the Guarantor (in respect of Brand) that neither it nor any person connected with it or any member of the Sellers’ Group shall make any claim against any Target Company or any of its officers or employees; enforce any right which it may have; or raise any defence to any claim for breach of this Agreement in respect of any misrepresentation, inaccuracy or omission (other than one made fraudulently) in or from any information or advice provided by any Target Company or any of its officers or employees for the purpose of assisting BPL or the Sellers to give any Warranty, enter into this Agreement and/or prepare the Disclosure Letter.

5.10
Except as fairly disclosed, no information of which the Buyer, its agents or its advisers has knowledge (whether actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

6.	BUYER AND GUARANTOR WARRANTIES

6.1	The Buyer and the Guarantor each warrant that:

6.1.4
it is entering into this Agreement and the other Transaction Documents on its own behalf and not on behalf of any other person(s) and it has full power and authority and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory and other consents, approvals, licences, waivers and exemptions required to enter into and perform the obligations expressed to be assumed by it under this Agreement and each other Transaction Document;

6.1.5
the obligations expressed to be assumed by it under this Agreement and the other Transaction Documents are (or, when the relevant document is executed, will be) legal, valid, binding and enforceable against it in accordance with their terms;

6.1.6	the execution, delivery and performance by it of this Agreement and each other Transaction Document will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutional documents; or

(b)	result in a breach of any law or order, judgement or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound;

6.1.7
the Buyer is not aware (which, for these purposes, means the actual knowledge of Irwin Simon, Ira Lamel, Stephen Smith and Denise Faltischek) of any actual breach of Warranty in respect of which a Claim is being formulated;

6.1.8	no order has been made, petition presented or resolution passed for its winding up or for the appointment of a provisional liquidator of it;

6.1.9
it has not been and is not in administration (as defined in schedule B1 of the Insolvency Act 1986) and no step (including the service of any notice or the filing of any document(s)) has been taken under schedule B1 of the Insolvency Act 1986 by any person to place it in administration;

6.1.10	no receiver, receiver and manager or administrative receiver has been appointed of the whole or part of its business or assets;

6.1.11
no voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of it. No compromise or arrangement under section 895 of the Companies Act has been proposed, agreed to or sanctioned in respect of it. It has not entered into any compromise or arrangement with its creditors or any class of its creditors generally;

6.1.12
it is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “if it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2));

6.1.13	it has not stopped paying its debts as they fall due, save for debts disputed in good faith;

6.1.14	no distress, execution or other process relating to insolvency has been levied on any of its assets;

6.1.15	no action is being taken by the Registrar of Companies to strike it off the register under sections 1000 to 1002 of the Companies Act;

6.1.16
the creation, issue and allotment of the Consideration Shares in the manner proposed by this Agreement will comply with the Guarantor's certificate of incorporation, by-laws, relevant corporate statutes and all other statutes and regulations applicable to the issue of new securities by a company having its shares quoted on NASDAQ or registered with the SEC under section 12 of the Securities Exchange Act of 1934, as amended (Exchange Act) and the Guarantor has obtained all authorisations and consents which are required in relation to such creation, issue and allotment;

6.1.17
the Consideration Shares will be the existing common stock of the Guarantor and will have equal rights of seniority, voting, distributions (including to any distributions of dividends to shareholders of record after the Completion), and otherwise with all other common shares of the Guarantor, and there are no outstanding share classes in the Guarantor other than common shares;

6.1.18
as of the date hereof, the Guarantor has available and reserved shares of the Guarantor’s common stock sufficient for issuance of the Consideration Shares pursuant to this Agreement. The Consideration Shares, when so issued pursuant to this Agreement, will be duly authorised and validly issued, fully paid, non-assessable, free of pre-emptive rights and free and clear of all Encumbrances;

6.1.19
no stop order, restraining order, injunction or denial of an application for approval has been issued, and no proceedings, litigations or investigations have been initiated or threatened, by or before the SEC or any other governmental agency (including any court) with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby;

6.1.20
the Guarantor has filed all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, since January 1, 2012 (collectively, the “Guarantor SEC Reports”), and has previously furnished or made available (through EDGAR) to the Sellers true and complete copies of all Guarantor SEC Reports. None of the Guarantor SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as at the date thereof); and

6.1.21
the common stock is listed on the NASDAQ Global Select Market (the “Principal Market”). The Guarantor is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Principal Market. The Guarantor has not, in the preceding twelve (12) months, received notice from the Principal Market to the effect that Guarantor is not in compliance with the listing or maintenance requirements of the Principal Market. As at the date of this Agreement, neither the Guarantor nor Denise  M. Faltischek is actually aware of any circumstances which will give rise to material non-compliance with any such listing and/or maintenance requirements.

6.2	The Sellers each warrant (severally and not jointly and severally) to the Buyer and the Guarantor that:-

6.2.8	no order has been made, petition presented or resolution passed for its winding up or for the appointment of a provisional liquidator of it;

6.2.9
it has not been and is not in administration (as defined in schedule B1 of the Insolvency Act 1986) and no step (including the service of any notice or the filing of any document(s)) has been taken under schedule B1 of the Insolvency Act 1986 by any person to place it in administration;

6.2.10	no receiver, receiver and manager or administrative receiver has been appointed of the whole or part of its business or assets;

6.2.11
no voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of it. No compromise or arrangement under section 895 of the Companies Act has been proposed, agreed to or sanctioned in respect of it. It has not entered into any compromise or arrangement with its creditors or any class of its creditors generally;

6.2.12
it is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “if it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2))”;

6.2.13	it has not stopped paying its debts as they fall due;

6.2.14	no distress, execution or other process relating to insolvency has been levied on any of its assets;

6.2.15	no action is being taken by the Registrar of Companies to strike it off the register under sections 1000 to 1002 of the Companies Act.

7.	PROTECTION OF GOODWILL

7.1	In this clause 7:

Brands	the Brand Trade Marks and any other trademarks used by the Tilda Reporting Group;
MENA
those countries commonly accepted as being part of the Middle East and North Africa economic region including Algeria, Bahrain, Djibouti, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Malta, Morocco, Oman, Qatar, Saudi Arabia, Syria, Tunisia, United Arab Emirates, West Bank and Gaza and Yemen (but excluding, for the avoidance of doubt Kenya, Tanzania and Uganda); and

Restricted Words	the Brands, any confusingly similar name or sign and any expression incorporating any of the Brands or any confusingly similar name or sign.

7.2
Each Seller hereby severally undertakes with the Buyer and each Target Company (and each member of the Target Group shall have the benefit of and be entitled to enforce rights under this clause) that it will not and shall procure that each member of the Sellers’ Group and Tilda Riceland shall not, either directly or indirectly, solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

7.2.3
for a period of two years from the Completion Date carry on or be engaged in or be concerned or interested in any business which manufactures, sells or distributes rice products of any description in the United Kingdom, MENA, North America, Europe, India, South Africa, New Zealand, Singapore and/or Australia;

7.2.4
for a period of two years from the Completion Date induce, solicit or endeavour to entice to leave the service or employment of the Tilda Reporting Group, or otherwise engage or employ any person who during the period of 12 months prior to the Completion Date was a Senior Employee of any company within the Tilda Reporting Group (other than Shilen

Thakrar, Vipul Thakrar, Rashmikant Thakrar, Shamil Thakrar, Raam Thakrar, Kavi Thakrar, Daksha Morjaria or Gill Gawler);

7.2.5	at any time entice or endeavour to entice any person to breach his contract for services with any company within the Tilda Reporting Group;

7.2.6	at any time use any trade or domain name (including the Restricted Words) used by the Tilda Reporting Group at any time during the 12 months immediately preceding the date of this Agreement; or

7.2.7	at any time:

(c)
do or say anything with the deliberate intention of leading any material customer or supplier of the Tilda Reporting Group in the 12 months prior to the Completion Date (which for the purposes of this clause 7.2.5 shall mean a customer or supplier representing more than 5% of sales or supplies in the 12 months prior to the Completion Date), to withdraw from or cease to do business with, or to materially reduce the amount of business it transacts with, or adversely change in any material respect the terms on which it does business with the Tilda Reporting Group; or

(d)	do or say anything which is intended to damage the goodwill or reputation of the Tilda Reporting Group.

7.3
Each Seller agrees that the restrictions contained in this clause 7 are no greater than is reasonable and necessary for the protection of the interests of the Buyer but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

7.4
Nothing in clauses 7.2.2 or 7.2.3 shall prevent any Seller from placing or procuring the placing of any bona fide recruitment advertisement for employees and communication with or the recruitment or employment of any person who, unsolicited by such Seller, responds to such advertisement.

7.5
Nothing in this clause 7 shall prevent any Seller from holding, for investment purposes, shares quoted or dealt on a recognised investment exchange (as defined in FSMA) in any company carrying on a business which directly competes with the business of the Tilda Reporting Group as long as not more than five per cent. of the shares of any class of any such company is indirectly or directly held.

7.6	Nothing in this clause 7 shall prevent or otherwise restrict:

7.6.1
any employee who immediately prior to Completion holds a beneficial interest in Tilda Shares and who remains an employee of the Target Group following Completion from carrying on any matters connected with his employment for a Target Company;

7.6.2
Tilda Holdings Africa Limited, its affiliates, and/or any member of the Thakrar family from involvement in operating and conducting a rice business in Kenya, Uganda and/or Tanzania under the names “Tilda”, Tilda Holdings Africa Limited and/or Tilda Uganda Limited (to the extent provided in the IP Licence and/or the Restrictive Covenant Deed);

7.6.3
each of Tilda Uganda Limited and Tilda Holdings Africa Limited from retaining the name “Tilda” as part of their corporate names indefinitely following the termination and/or expiry of the IP Licence (howsoever occurring) provided that, for so long as it retains ‘Tilda’ as part of its corporate name, following such termination and/or expiry of the IP Licence neither company acquires, manufactures, packs, distributes and/or sells rice or any product where rice is the main ingredient (i) outside of Kenya, Uganda and/or Tanzania and/or (ii) using any of the Brand Trade Marks;

7.6.4
Tilda Riceland from retaining the name “Tilda” as part of its corporate name indefinitely following Completion provided that, for so long as it retains ‘Tilda’ as part of its corporate name, it does not carry on, control or operate any business which, as its principal business manufactures, packs, sells or distributes rice in any form anywhere in the world provided that for the avoidance of doubt nothing in this clause7.6.4 shall prevent or restrict Tilda Riceland from undertaking the activities described in clauses 7.6.5 or 7.6.6. For the purposes of this clause 7.6.4 a principal business is a business which contributes revenues in excess of 25% of the entity in question’s total consolidated revenue in the preceding financial year;

7.6.5
Tilda Riceland from acquiring and/or manufacturing, packing, selling and/or distributing up to 10,000 tonnes per annum of non-Basmati rice and/or Basmati broken rice in India for a period of up to 5 years following Completion provided that it shall in no circumstances engage in any of such activities using any of the Brand Trade Marks;

7.6.6
any Seller or any other member of the Sellers’ Group and/or any member of the Thakrar family from carrying on, being engaged, concerned, interested or otherwise involved in any restaurant business or operation which sells rice dishes or any retail business or operation that sells rice, in each case as an ancillary part of its business;

7.6.7
Tilda Rice Limited, Tilda Investments Limited, The Tilda Foundation, Tilda Uganda Aviation Inc Trustee and Tilda Africa Marketing Limited from using the word “Tilda” in their names for a period not exceeding 12 months from the Completion Date whilst the names of such entities are being changed to names not including the word “Tilda”;

7.6.8
Inter-Gulf Foods Inc, currently trading as Tilda International, from using the word “Tilda” in its trading style for a period not exceeding 12 months from the Completion Date whilst the trading style of such entity is being changed to a trading style not including the word “Tilda”; and/or

7.6.9	any person from carrying out any activities permitted by, and in accordance with the DMCC TSA and the UK TSA and/or the Sourcing Agreements.

8.	LEAKAGE COVENANT
The Sellers covenant to pay to the Buyer immediately on demand an amount equal to any Leakage Amount. This undertaking and all rights of the Buyer to claim or receive any payment (save for any claim notified to the Sellers’ Representative prior to 30 September 2014) under this clause 8 shall expire on 30 September 2014.

9.	ESCROW ARRANGEMENTS

9.1	In this clause 9:

Adjustment Claim
a claim by the Buyer against the Sellers for any amount due pursuant to clause 3.18 and/or 3.20 which the Buyer elects but, for the avoidance of doubt is not obliged, to make against the SPA Escrow Amount;

Agreed Claim
(a)any Claim or Tax Claim or Adjustment Claim to the extent that it has been agreed in writing by the Sellers’ Representative and the Buyer (or the Guarantor as the case may be); or
(b)any Claim or Tax Claim which has been Finally Decided; or
(c)any Adjustment Claim which has been determined in accordance with the provisions of Schedule 7;

Agreed Estimate	any amount retained in the Escrow Account in respect of an Outstanding Claim following completion of the process set out in clause 9.5;
Best Estimate	has the meaning given in clause 9.5.1;
Blocked Amount	the Agreed Estimate of any Outstanding Claim;
Dispute Notice	has the meaning given in clause 9.5.2;
Escrow Agent	J.P. Morgan Chase Bank, N.A. London Branch;
Escrow Bank	J.P. Morgan Chase Bank, N.A. London Branch;
Expert	has the meaning given in clause 9.5.2;
Finally Decided
determined by a court of competent jurisdiction from which there is no appeal or from whose judgement the claimant or defendant (as the case may be) makes no appeal within the period permitted for any appeal;

First SPA Escrow Amount	the sum of £7,300,000;
First SPA Release Date	30 September 2015;
Notice of Claim	has the meaning given in clause 9.5.1;
Outstanding Claim	a Claim or Tax Claim which is not an Agreed Claim;
Revised Estimate	has the meaning given in clause 9.5.4;
Second SPA Escrow Amount	the sum of £3,650,000;
Second SPA Release Date	30 June 2017;
SPA Escrow Account	the account to be maintained by the Escrow Agent in accordance with the SPA Escrow Terms and the SPA Escrow Agreement;
SPA Escrow Agreement	the escrow agreement to be entered into at Completion between the Sellers’ Representative, the Buyer and the Escrow Agent relating to the SPA Escrow Account;
SPA Escrow Amount	£14.6 million (being the aggregate of the First SPA Escrow Amount, the Second SPA Escrow Amount and the Third SPA Escrow Amount);
SPA Escrow Terms	the provisions of this clause 9 in so far as they apply to the SPA Escrow Account;
SPA Release Conditions	has the meaning given in clause 9.7;
Third SPA Escrow Amount	the sum of £3,650,000;
Third SPA Release Date	31 December 2018;

9.2	Operation of SPA Escrow Account

9.2.1	The Buyer and the Sellers’ Representative shall instruct the Escrow Agent to procure that the SPA Escrow Account is established on or before Completion.

9.2.2
The SPA Escrow Amount (together with interest accrued thereon) shall be released from the SPA Escrow Account in accordance with the SPA Escrow Terms and the SPA Escrow Agreement. The Sellers’ Representative and the Buyer shall give the Escrow Agent in accordance with the SPA Escrow Agreement any instructions required by the SPA Escrow Terms.

9.2.3
Any amount paid to the Sellers out of the SPA Escrow Account under this clause 9 shall be paid to such account as the Sellers’ Representative may nominate for and on behalf of the Sellers. Any amount paid to the Buyer out of the SPA Escrow Account under this clause 9 shall be paid to such account as the Buyer may nominate.

9.2.4	The Buyer and the Sellers shall each be responsible for one half of the costs of the Escrow Agent in operating and maintaining the SPA Escrow Account.

9.3	Release of SPA Escrow Amount

9.3.1
Subject to the provisions of this clause 9, on the First SPA Release Date the Sellers’ Representative and the Buyer will irrevocably instruct the Escrow Agent to instruct the Escrow Bank to release from the SPA Escrow Account to:

(a)
the Buyer, or the Guarantor (as the case may be) the aggregate of any amounts payable to the Buyer or the Guarantor (as the case may be) in respect of Agreed Claims (if any) which have not been satisfied prior to the First SPA Release Date (either by payment from the SPA Escrow Account or otherwise); and

(b)	the Sellers, subject to the SPA Release Conditions, an amount equal to:
A - B - C
where:
“A”    is the First SPA Escrow Amount;
“B”    is the aggregate of any amounts released (or to be released) to the Buyer pursuant to clause 9.3.1(a) or otherwise released to the Buyer from the SPA Escrow Account pursuant to clause 9.4.2 (if any); and
“C”    is the aggregate amount of Blocked Amounts (if any) at the First SPA Release Date;
if such sum is zero or less than zero then no amount shall be released on the First SPA Release Date to the Sellers, in each case to the extent of the SPA Escrow Amount.

9.3.2
Subject to the provisions of this clause 9, on the Second SPA Release Date the Sellers’ Representative and the Buyer will irrevocably instruct the Escrow Agent to instruct the Escrow Bank to release from the SPA Escrow Account to:

(a)
the Buyer or the Guarantor (as the case may be), the aggregate of any amounts payable to the Buyer or the Guarantor (as the case may be) in respect of Agreed Claims (if any) which have not been satisfied prior to the Second SPA Release Date (either by payment from the SPA Escrow Account or otherwise); and

(b)	the Sellers, subject to the SPA Release Conditions, an amount equal to:
A - B - C

where:
“A”     is the Second SPA Escrow Amount;
“B”    is the aggregate of any amounts released (or to be released) to the Buyer pursuant to clauses 9.3.1(a) or 9.3.2(a) or otherwise released to the Buyer from the SPA Escrow Account pursuant to clause 9.4.2 (if any); and
“C”    is the aggregate amount of Blocked Amounts (if any) at the Second SPA Release Date;
if such sum is zero or less than zero then no amount shall be released on the Second SPA Release Date to the Sellers, in each case to the extent of the SPA Escrow Amount.

9.3.3
Subject to the provisions of this clause 9, on the Third SPA Release Date the Sellers’ Representative and the Buyer will irrevocably instruct the Escrow Agent to instruct the Escrow Bank to release from the SPA Escrow Account to:

(a)
the Buyer or the Guarantor (as the case may be), the aggregate of any amounts payable to the Buyer or the Guarantor (as the case may be) in respect of Agreed Claims (if any) which have not been satisfied prior to the Third SPA Release Date (either by payment from the SPA Escrow Account or otherwise); and

(b)	the Sellers, subject to the SPA Release Conditions, an amount equal to:
A - B - C
where:
“A”    is the SPA Escrow Amount;
“B”    is the aggregate of any amounts released (or to be released) to the Buyer pursuant to clauses 9.3.1(a) or 9.3.3(a) or 9.3.3(a) or otherwise released to the Buyer from the SPA Escrow Account pursuant to clauses 9.3.1 or 9.3.2 or 9.4.2 (if any); and
“C”    is the aggregate amount of Blocked Amounts (if any) at the Third SPA Release Date;
if such sum is zero or less than zero then no amount shall be released on the Third SPA Release Date to the Sellers, in each case to the extent of the SPA Escrow Amount.

9.4	Claims resolved before Third SPA Release Date

9.4.1
Clause 9.4.2 applies if, at any time before or on the Third SPA Release Date (or after the Third SPA Release Date pursuant to the provisions of Clause 9.5), any Claim, Tax Claim becomes an Agreed Claim in favour of the Buyer, but the amount of the Agreed Claim has not been paid to the Buyer within five Business Days after the due date of such claim.

9.4.2
The Sellers’ Representative and the Buyer will irrevocably instruct the Escrow Agent to instruct the Escrow Bank to transfer to the Buyer from the SPA Escrow Account the amount payable to the Buyer in respect of such Agreed Claim or, if less, the amount standing to the credit of the Escrow Account.

9.5	Outstanding Claims and Blocked Amounts

9.5.1
If at any time prior to the Third SPA Release Date the Buyer or the Guarantor (as the case may be) has given notice of a Claim or Tax Claim (within the relevant time period as set out in this Agreement in respect of such a Claim or Tax Claim) (“Notice of Claim”) the Buyer or the Guarantor (as the case may be) shall include in the relevant Notice of Claim its best estimate (which shall be expressed as an amount and not a range) of the amount it reasonably believes it will be entitled to recover in respect of that claim (“Best Estimate”). On receipt of a Notice of Claim, such claim shall be an Outstanding Claim until settled or otherwise determined in accordance with this clause 9.

9.5.2
In respect of any Outstanding Claim, there shall be retained in the SPA Escrow Account following the First SPA Release Date or the Second SPA Release Date or the Third SPA Release Date (as the case may be) an amount equal to the Best Estimate of such Outstanding Claim provided that if the Sellers’ Representative is not satisfied that the Buyer’s or the Guarantor’s (as the case may be) Best Estimate is or remains reasonable then the Sellers’ Representative shall be entitled at any time but only once in respect of any one Outstanding Claim to serve a notice (“Dispute Notice”) upon the Buyer requiring the Buyer or the Guarantor (as the case may be) to instruct English counsel (being a barrister who shall have been called and in practice for at least 10 years in commercial disputes) selected by the Buyer or the Guarantor (as the case may be) and the Sellers’ Representative or, if not agreed, as nominated by the President of the Law Society of England and Wales (on the application of the Buyer or Sellers’ Representative) (an “Expert”) to give a written opinion on whether or not the Expert considers that the Outstanding Claim (a) is not frivolous or vexatious; and (b) has some merit, and, if so, the Expert’s estimate of the amount (expressed as a range) which is likely to be recovered by the Buyer in respect thereof.

9.5.3
An Expert appointed in accordance with clause 9.5.2 shall be instructed in writing by the Buyer or the Guarantor (as the case may be) and the Sellers’ Representative and the Buyer or the Guarantor (as the case may be) and the Sellers’ Representative shall each be entitled to see such instructions (and any revision or supplement thereof) prior to such instructions being submitted to the Expert and to attend and speak at all conferences with such Expert.

9.5.4
If the Expert opines that the Outstanding Claim (a) is not frivolous or vexatious; and (b) has some merit, and the Buyer or the Guarantor (as the case may be) is reasonably likely to recover an amount:

(a)	at least equal to the Best Estimate in respect of the relevant Outstanding Claim (by reference to the bottom of the range of the Expert’s estimate) then an amount equal to the Best Estimate; or

(b)
less than the Best Estimate in respect of the relevant Outstanding Claim (by reference to the top of the range of the Expert’s estimate) (“Revised Estimate”) then an amount equal to the Revised Estimate, shall continue to be retained in the SPA Escrow Account (following the First SPA Release Date or the Second SPA Release Date (as the case may be)) pending resolution of the relevant Outstanding Claim.

9.5.5
If the Expert opines that the Outstanding Claim (a) is not frivolous or vexatious; and (b) has some merit, then no amount shall continue to be retained in the SPA Escrow Account in respect of that Outstanding Claim.

9.5.6	The costs of seeking the Expert’s opinion shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand in such proportion as the Expert shall in its sole discretion determine.

9.6	Release of Blocked Amounts
Without prejudice to clauses 9.3 and 9.4, Blocked Amounts shall be released from the SPA Escrow Account:

9.6.1	at any time to the Buyer in accordance with clauses 9.3 and 9.4 to the extent that they represent an Agreed Claim in favour of the Buyer;

9.6.2	subject to satisfaction of the SPA Release Conditions, to the Sellers to the extent that the relevant claim or any amount thereof:

(a)	represents an Agreed Claim in favour of any of the Sellers;

(b)	has been withdrawn by the Buyer or shall otherwise cease to be capable of being pursued by the Buyer; or

(c)
represents an amount retained in the SPA Escrow Account based on an estimate of an Outstanding Claim which estimate exceeded the amount eventually paid to the Buyer pursuant to the relevant Agreed Claim;

9.6.3
if in relation to an Outstanding Claim the Expert opines that such Outstanding Claim (a) is not frivolous or vexatious; and (b) has some merit, but is likely to recover less than the Best Estimate then:

(a)	an amount equal to the Revised Estimate shall be retained in the SPA Escrow Account in accordance with clause 9.5.4; and

(b)
subject to satisfaction of the SPA Release Conditions, an amount equal to the Best Estimate less the Revised Estimate in respect of the relevant Outstanding Claim shall be released to the Sellers from the SPA Escrow Account within five (5) Business Days of the date of the Expert’s opinion being delivered; or

9.6.4
if, in relation to an Outstanding Claim, clause 9.5.5 applies then subject to the satisfaction of the SPA Release Conditions, an amount equal to the Best Estimate in respect of the relevant Outstanding Claim shall be released to the Sellers from the SPA Escrow Account within five (5) Business Days of the date of the Expert’s opinion being delivered, and the Sellers’ Representative and the Buyer shall irrevocably instruct the Escrow Agent to instruct the Escrow Bank to transfer such amount to the Sellers or the Buyer (as the case may be).

9.7	SPA Release Conditions
No amount shall be released to the Sellers from the SPA Escrow Account unless the following conditions have been satisfied (“SPA Release Conditions”):

9.7.1	in respect of the First SPA Escrow Amount, the First SPA Release Date has arrived;

9.7.2	in respect of the Second SPA Escrow Amount, the Second SPA Release Date has arrived;

9.7.3	in respect of the Third SPA Escrow Amount, the Third SPA Release Date has arrived;
and, in any case, the SPA Escrow Account contains sufficient funds to cover all Blocked Amounts then outstanding and any amounts payable to the Buyer but not yet paid in respect of any Agreed Claim.

9.8	Interest
Interest accrued on the SPA Escrow Account will belong and be paid to the Sellers and/or the Buyer or the Guarantor (as the case may be) in proportion to (and at the same time as) the respective amounts of the SPA Escrow Amount released to each of them from time to time.

10.	GUARANTEE

10.1	The Guarantor unconditionally and irrevocably undertakes to the Sellers:

10.1.1
to procure that the Buyer and each member of the Buyer’s Group duly and punctually performs and discharges all its respective obligations (“Obligations”) under or pursuant to the Transaction Documents;

10.1.2
without prejudice to the generality of clause 10.1.1, as primary obligor, to guarantee the due and punctual payment of all and any sums now and subsequently payable by the Buyer and/or any member of the Buyer’s Group arising out of or in conjunction with the Transaction Documents (“Payments”) when the same shall become due and following default in the performance of such obligations by the Buyer and/or any member of the Buyer's Group, and the Guarantor shall pay such sums upon demand (without requiring any or all of the Sellers first to take steps against the Buyer or any other person); and

10.1.3
as a continuing obligation, to indemnify the Sellers against, and to pay on demand such sum equal to, any Losses which the Sellers and/or any member(s) of the Sellers’ Group may incur at any time in respect of, arising out of or as a result of:

(a)	any failure by the Buyer and/or any member of the Buyer’s Group to perform and discharge the Obligations or make any Payments; or

(b)	any of the Obligations becoming invalid, illegal, void, voidable or unenforceable for any reason whatsoever whether known to the Sellers (or any relevant third party).

10.2
The Guarantor’s obligations under this clause 10 constitute a continuing security which shall not be capable of being determined by Notice and shall remain in full force and effect until all of the Obligations have been fully performed and discharged and all Payments have been made in full. Where any discharge (whether in respect of the Obligations or any security for those Obligations or otherwise) is made in whole or in part, or any arrangement is made on the faith of any payment, security or other disposition, which is avoided, or must be restored upon insolvency, liquidation or otherwise, the liability of the Guarantor under this clause 10 shall continue as if the discharge or arrangement had not occurred.

10.3
The Guarantor’s obligations under this clause 10 are to be in addition and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Sellers may now or hereafter hold in respect of all or any of the obligations of the Buyer under this Agreement.

10.4
Each payment to be made by the Guarantor under this clause 10 shall be made in the currency in which the relevant amount is payable by the Buyer, free and clear of all deductions or withholdings of any kind.

10.5
The Guarantor’s obligations under this clause 10 shall not be affected, impaired or discharged by any act, omission, matter or thing which but for this provision might operate to affect or prejudice those obligations (or otherwise to release or exonerate the Guarantor from those obligations), including:

10.5.1	any amendment or modification to, or replacement of, any of the Transaction Documents or any variation, waiver or release of the Obligations;

10.5.2	any time or indulgence granted to, or agreed to be granted to, or any composition or arrangement made with the Buyer or any other person;

10.5.3
the taking, variation, compromise, renewal or release of, or neglect to perfect or enforce, the Transaction Documents or any right, guarantee, remedy or security from or against the Buyer or any other person;

10.5.4	any unenforceability or invalidity of the Obligations for any reason, so that this clause 10 shall be construed as if there were no such unenforceability or invalidity;

10.5.5
any incapacity of, lack of powers, authority or legal personality of, or dissolution or change in the members or status or constitution of, or any other matter whatsoever affecting, the Buyer, any member(s) of the Buyer’s Group, the Guarantor or any other person;

10.5.6	any postponement, discharge, reduction, non-provability or other similar circumstances affecting any of the Obligations and/or the Payments resulting from:

(a)	any composition or arrangement by the Buyer or any member of the Buyer’s Group with its creditors;

(b)	any insolvency, liquidation, receivership, administration or dissolution proceedings; or

(c)	any law, regulation or order,
in each such case, every reference to the Obligations and the Payments shall, for the purposes of the liabilities of the Guarantor under this clause 10.5, be construed as if there were no such circumstances and where such case involves the making of any such compromise or arrangement and any part of the Obligations are transferred to any other person, the provisions of this clause 10.5 shall be construed as if the expression Buyer includes such other person.

10.6
Following default in the performance of its obligations by the Buyer and/or any member of the Buyer's Group, the Sellers may enforce the provisions of this clause 10 without first taking any steps or proceedings against the Buyer or any other member of the Buyer’s Group.

10.7	The Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this clause 10:

10.7.1
be subrogated to any rights, security or monies held, received or receivable by the Sellers (or any person on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of the Guarantor’s liability under this clause 10;

10.7.2	claim, rank, prove or vote as a creditor of the Buyer in competition with the Sellers (or any person on its behalf); or

10.7.3	receive, claim or have the benefit of any payment, distribution or security from or on account of the Buyer or exercise any rights of set-off against the Buyer unless the Sellers otherwise direct, until all of the Obligations have been fully performed and discharged and all the Payments have been irrevocably paid in full.

10.8
No failure or delay by the Sellers (or time or indulgence given) in exercising any remedy, right, power or privilege under or in relation to this clause 10 shall operate as a waiver of the same, nor shall any single or partial exercise of any remedy, right, power or privilege preclude any other or further exercise of the same or the exercise of any other remedy, right, power or privilege.

10.9
If at any time any provision of this clause 10 shall be held to be or have become illegal, void, invalid or unenforceable, in whole or in part, in any respect under the law of any jurisdiction, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

10.10
To the extent that it is not possible to delete or modify the provision, in whole or in part, under clause 10.9 then such provision or part of it shall, to the extent that it is illegal, void, invalid or unenforceable, be deemed not to form part of this clause 10 and the legality, validity and enforceability:

10.10.1	under the law of that jurisdiction of any other provision of this clause 10; and

10.10.2	under the law of any other jurisdiction of that or any other provision of this clause 10,

shall not be affected or impaired in any way.

11.	CONFIDENTIALITY

11.1
The Seller shall (and shall procure that each other member of its group and their respective officers, employees, agents and advisers shall) in all respects keep confidential and not at any time disclose or make known in any way to any person or use for its own or any other person’s benefit or to the detriment of another party to this Agreement:

11.1.1	any Confidential Information; and

11.1.2	the terms of this Agreement and each of the Transaction Documents.

11.2
The Buyer and the Guarantor shall (and each of the Buyer and the Guarantor shall procure that each other member of their group and their respective officers, employees, agents and advisers shall) in all respects keep confidential and not at any time disclose or make known in any way to any person or use for its own or any other person’s benefit or to the detriment of another party to this Agreement the terms of this Agreement and each of the Transaction Documents.

11.3	Provided that in respect of the obligations set out in clauses 11.1 and 11.2:

11.3.1	such obligation shall not apply to information which becomes publicly available (other than through a breach of this clause 11);

11.3.2
each party shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or by any recognised investment exchange (as such term is defined in section 285 of FSMA) to whose rules such party or any member of its group is subject, provided that, so far as practicable:

(a)	the Sellers shall consult with the Buyer; and

(b)	the Buyer and the Guarantor shall consult with BPL,
in each case, prior to such party making any such disclosure under this clause 11.3.2; and

11.3.3
each party shall be entitled to disclose to its officers, employees, agents or advisers such information as may be necessary to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and agreeing to keep such information confidential for as long as such party is obliged to do so in accordance with this clause 11).

12.	ANNOUNCEMENTS

12.1	Other than:

12.1.1
as required by law or by any competent judicial or regulatory authority or by any recognised investment exchange (as such term is defined in section 285 of FSMA) to whose rules either a Seller (or any member of the Sellers’ Group) or, as the case may be, the Buyer (or any member of the Buyer’s Group) is subject, in which case the provisions of clause 12.2 shall apply; or

12.1.2	those matters set out in the press release in the agreed form; or

12.1.3
announcements, communications or circulars made or sent by or on behalf of the Buyer and/or any other member of the Buyer’s Group after Completion to customers, clients or suppliers of any Group Company, to the extent that it informs them only of the Buyer’s acquisition of the Shares and the Tilda Reporting Group, no announcement or circular in connection with the existence, terms or the subject matter of this Agreement shall be made, issued or permitted by or on behalf of any member of the Sellers’ Group or any member of the Buyer’s Group without the prior written approval of both the Seller and the Buyer.

12.2
For the purposes of clause 12.1.1, the party with an obligation to make an announcement or issue a circular shall take all such steps as may be reasonable in the circumstances to agree the contents of any such announcement with the other party (and provided that any such announcement shall be made only after Notice to the other party) and, unless otherwise agreed by the parties, any such required announcement shall only be made to such person(s) and in the manner required by such law, competent judicial or regulatory authority or recognised investment exchange.

13.	ASSIGNMENT
This Agreement is personal to the parties and accordingly neither the Sellers nor the Buyer nor the Guarantor shall, without the consent of:

13.1	the Sellers’ Representative (in the case of the Buyer and/or the Guarantor); and

13.2	the Buyer (in the case of any Seller),
assign, transfer or charge the benefit of all or any of its obligations under this Agreement, and/or any benefit arising to it under or out of this Agreement provided always that, subject to clause 13.3 the Buyer may assign the benefit of this Agreement and any Transaction Document to which it is a party (in whole or in part) to, and it may be enforced by, any member of the Buyer’s Group as if it were the Buyer under this Agreement. Any member of the Buyer’s Group to whom an assignment is made in accordance with the provisions of this clause may itself make an assignment as if it were the Buyer under this clause 13;

13.3
If, following assignment to a member of the Buyer’s Group (or any subsequent onward assignment by a member of the Buyer’s Group in accordance with clause 13.2), such assignee ceases to be a member of the Buyer’s Group, the Buyer shall procure that immediately before such assignee ceases to be a member of the Buyer’s Group the benefit of this Agreement and any Transaction Document assigned shall be reassigned to the Buyer or to another member of the Buyer’s Group.

14.	COSTS
Unless expressly otherwise provided in this Agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

15.	NO SET OFF
All payments to be made by any Seller and/or the Buyer and/or the Guarantor arising out of or in connection with or pursuant to this Agreement (or any Transaction Document) shall be made in full, without set-off or counterclaim and without any deduction or withholding whatsoever (including Tax) except to the extent required by law.

16.	WITHHOLDING TAX AND GROSSING-UP

16.1
If a deduction or withholding in accordance with clause 15 is required to be made from any payment by a party, then such party shall pay such additional amount as will ensure that the net amount the payee receives and retains equals the full amount which it would have received and retained had the deduction or withholding not been required.

16.2
If any Tax Authority brings any sum paid by a party under or pursuant to any indemnity, covenant to pay or similar contained in this Agreement into charge to Tax then such party shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount (and the Tax chargeable on any additional amount) is equal to the amount that would otherwise be payable under this Agreement.

17.	INTEREST
If any sum required to be paid by any party under this Agreement (or any Transaction Document) is not paid when it is due, such amount shall bear interest at the rate of three per cent. per annum over the base lending rate of Barclays Bank Plc from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment.

18.	EFFECT OF COMPLETION
The Warranties (and the remedies of the Buyer in respect of any breach of the Warranties) and all other provisions of this Agreement, to the extent that they have not been performed by Completion, shall continue in force after and notwithstanding Completion and shall not be extinguished or affected by Completion or by any other event or matter except by a specific and duly authorised written waiver or release given under and in accordance with clause 22.3.

19.	FURTHER ASSURANCE
The Sellers shall from time to time forthwith upon request from the Buyer, at the Sellers’ expense, do, perform (or procure the doing or performance of) all acts and things, and execute and deliver (or procure the execution and delivery of) all documents, in either case, as may be required by law, whether on or after Completion, to vest in the Buyer the full legal and beneficial title to the Shares.

20.	ENTIRE AGREEMENT

20.1
This Agreement contains the whole and only agreement between the parties relating to the subject matter of this Agreement, and therefore excludes any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties (or any of them) in relation to matters dealt with in this Agreement.

20.2
The Buyer acknowledges that it has not been induced to enter this Agreement by, and has not been given, any representation, warranty, statement, assurance, covenant, undertaking, indemnity, commitment or other agreement of any nature whatsoever which is not expressly incorporated into this Agreement.

20.3
So far as is permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

20.4	In this clause 20, this Agreement includes the Transaction Documents.

21.	INVALIDITY

21.1
If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

21.2
To the extent that it is not possible to delete or modify the provision, in whole or in part, under clause 21.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under clause 21.1, not be affected.

22.	VARIATION AND WAIVER

22.1	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

22.2
No failure or delay by any party (or time or indulgence given) in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same, nor shall any single or partial exercise of any remedy, right, power or privilege preclude any other or further exercise of the same or the exercise of any other remedy, right, power or privilege.

22.3
No waiver by any party of any requirement, term, provision or condition of this Agreement, or of any remedy or right under this Agreement, and no consent granted under this Agreement, shall have effect unless in writing and signed by or on behalf of the waiving or consenting party and then only in the instance and for the purpose for which it is given.

23.	THIRD PARTY RIGHTS

23.1
A person who is not a party to this Agreement who is given any rights or benefits under or in connection with clauses 3.5 to 3.16 (inclusive), 7.2, 7.6, 10, 11 and 12 (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

23.2	Save as provided in clause 23.1, the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

23.3
The parties may terminate, rescind or agree any variation, amendment, waiver or settlement of or under this Agreement in such a way as affects, or may affect, any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party. For clarity, any Third Party may not veto any termination, rescission or agreement to any variation, amendment, waiver or settlement of or under this Agreement which is proposed by the parties and which affects, or may affect, the rights or benefits of such Third Party.

24.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each of the parties may enter into this Agreement by executing any such counterpart and this Agreement shall not take effect until it has been executed by all parties.

25.	SELLERS’ REPRESENTATIVE

25.1	Each Seller hereby irrevocably constitutes Shilen Thakrar as Sellers’ Representative for the purpose of:

25.1.1	performing and completing the transactions and delivering all documents contemplated by this Agreement and each Transaction Document;

25.1.2
receiving all notices and communications pursuant to this Agreement and each Transaction Document and service of process in any legal action or other proceeding arising out of or related to this Agreement and each Transaction Document or any of the transactions thereunder;

25.1.3	instructing the Escrow Agent to release funds from the SPA Escrow Account;

25.1.4
settling or agreeing any dispute or claim arising out of or related to this Agreement and each Transaction Document and giving any waivers, consents or other approvals required to be given by the Sellers (in whatever capacity, whether as Sellers or otherwise) pursuant to this Agreement and each Transaction Document; and

25.1.5	taking all actions and exercising all rights of the Sellers pursuant to this Agreement and each Transaction Document.

25.2	Each Seller:

25.2.1
irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to the Sellers’ Representative in accordance with the provisions of clause 26 (whether or not such notice is forwarded to or received by such Seller); and

25.2.2	irrevocably agrees that failure by the Sellers’ Representative to notify it of the process will not invalidate the legal action or proceedings concerned.

25.3
The Sellers may from time to time appoint such other person to be the Sellers’ Representative provided that such appointment shall not take effect until it has been notified to the Buyer in writing signed by BPL.

25.4
In connection with the performance of its obligations under any Transaction Document, the Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as such Sellers’ Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services under any Transaction Document.

25.5	Each of the Sellers irrevocably:

25.5.1	undertakes to the Buyer that the Sellers’ Representative has and shall retain the authority to bind it in relation to each matter referred to in clause 25.1 (“Relevant Matter”);

25.5.2	agrees that the Buyer shall be entitled to rely on any Notice or communication in writing provided by the Sellers’ Representative in relation to any Relevant Matter as binding on it; and

25.5.3
agrees that any Notice or communication in writing by the Sellers’ Representative to the Buyer in relation to any Relevant Matter shall be deemed (unless the context requires otherwise) to be provided by the Sellers’ Representative as agent for all of the Sellers.

26.	NOTICES

26.1	Any notice, demand or other communication to be given or made under or in connection with this Agreement (a “Notice”) shall be:

26.1.1	in writing in the English language;

26.1.2	signed by or on behalf of the party giving it; and

26.1.3	delivered personally by hand, by pre-paid first class post (or by airmail if overseas) or by courier using an internationally recognised courier company.

26.2	A Notice to a Seller shall be sent to the following address, or such other person or address as the Sellers’ Representative or BPL may notify to the other parties from time to time:

Address:	c/o Ableman Shaw & Co, Mercury House, 1 Heather Park Drive, Wembley HAO 1SX
Attention:        Shailesh Suchak
With a copy by post (which shall not constitute notice) to:
Dechert LLP (For the attention of Jonathan Angell, reference no. 121506), 160 Queen Victoria Street, London, EC4V 4QQ.

26.3	A Notice to the Buyer shall be sent to the following address, or such other person or address as the Buyer may notify to the other parties from time to time:

Address:        Masters House, 107 Hammersmith Road, London, W14 0QH
Attention:        Denise Faltischek
With a copy by post (which shall not constitute notice) to:
DLA Piper UK LLP (For the attention of Robert Bishop), Noble Street London EC2V 7EE.

26.4	A Notice to the Guarantor shall be sent to the following address, or such other person or address as the Guarantor may notify to the other parties from time to time:
Address:        1111 Marcus Avenue, Lake Success, New York, 11042 USA
Attention:        Denise Faltischek

26.5	In the absence of evidence of earlier receipt, any Notice served in accordance with clause 26.1 shall be deemed given:

26.5.1	in the case of personal delivery by hand, at the time of delivery;

26.5.2	in the case of first class post (other than airmail), at 10 am on the second Business Day after posting;

26.5.3	in the case of airmail, at 10 am on the fifth Business Day after posting; and

26.5.4	in the case of delivery by an internationally recognised courier company, on the date and at the time of signature of the courier’s delivery receipt.

26.6	For the purposes of this clause 26:

26.6.1	all times are to be read as local time in the place of deemed receipt; and

26.6.2
if deemed receipt under this clause 26 is not within business hours (meaning 9.00 am to 5.30 pm on Monday to Friday on a day that is not a public holiday in the place of receipt), the Notice is deemed to have been received when business next starts in the place of receipt.

26.7
To prove delivery, it is sufficient to prove that if sent by pre-paid first-class post, airmail or by courier the envelope containing the Notice or other communication was properly addressed and posted or despatched (as the case may be).

26.8	The provisions of this clause 26 shall not apply to the service of any proceedings or other documents in any legal action.

26.9	Notice shall not be validly given if sent by email.

27.	GOVERNING LAW AND JURISDICTION

27.1
This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way in connection with it or its subject matter or formation (including non-contractual disputes or claims)) shall be governed by and construed in accordance with the law of England.

27.2
The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or to settle any dispute or claim that arises out of or in any way in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England. Each party waives (and agrees not to raise) any objection, whether on the ground of inconvenient forum or venue or on any other ground, which it might have to the bringing of proceedings in such courts.

28.	AGENT FOR SERVICE OF PROCESS

28.1
Without prejudice to any other permitted mode of service, the Guarantor agrees that service of any claim form, notice or other document for the purpose of any proceedings under clause 27 shall be duly served (if served by any of the methods permitted under clause 26) upon it to the Buyer (marked for the attention of Denise Faltischek) (and a copy sent to Denise Faltischek at 1111 Marcus Avenue, Lake Success, New York 11642, USA (such entity or any replacement agent appointed pursuant to clause 28.2, the “Agent”).

28.2
If for any reason the Agent appointed by either the Guarantor or the Buyer at any time ceases to be able to act as agent or no longer has an address in England, the relevant party shall promptly appoint another person with an address in England to act as the Agent and such party promptly notify the other parties of the appointment and the new Agent’s name and address. If the party concerned does not make such an appointment within five Business Days of such cessation, then any other party may do so on its behalf and shall notify the other parties if it does so.

THIS AGREEMENT has been signed on the date first stated above.

Schedule 1

TILDA REPORTING GROUP DETAILS
Part 1
TILDA

Name:	Tilda Limited
Registered Number:	990202
Date of Incorporation:	25 September 1970
Place of Incorporation:	England & Wales
Registered Office:	Coldharbour Lane, Rainham, Essex, RM13 9YQ
Directors:	Robert Bailie Umesh Parmar Rohit Samani Shamil Thakrar Shilen Thakrar Vipul Thakrar Lesley Woodward
Issued Capital:	1,520,000 Ordinary Shares of £1.00 each 480,000 “A” Ordinary Shares of £1.00 each 61,750 “B” Ordinary Shares of £0.01 each 59,350 “C” Ordinary Shares of £0.01 each
Registered Shareholder(s):	BPL 1,520,000 Ordinary Shares TRL 480,000 “A” Ordinary Shares 61,750 “B” Ordinary Shares 59,350 “C” Ordinary Shares
Accounting Reference Date:	31 December
Auditors:	KPMG LLP, 58 Clarendon Road, Watford WD17 1DE

Part 2
BRAND

Name:	Brand Associates Limited
Registered Number:	7131V
Date of Incorporation:	Originally incorporated under the Isle of Man Companies Act 1931 on 21 February 2003 and subsequently re-registered under the Isle of Man Companies Act 2006 on 1 July 2011
Place of Incorporation:	Isle of Man
Registered Office:	International House, Castle Hill, Victoria Road, Douglas, Isle of Man, IM2 4RB
Director:	Enmyn Limited
Secretary:	First Names Secretaries (Isle of Man) Limited
Issued Capital:	£1
Registered Shareholder(s):	Salcott Associates Limited
Accounting Reference Date:	31 December
Auditors:	KPMG Audit LLC, 41 Athol Street, Douglas, Isle of Man
1.

Part 3
THE SUBSIDIARIES

Name:	Tilda Marketing Inc.
Date of Registration:	6 September 1990
Place of Incorporation:	Delaware, USA
Registered Office:	Suite 205, 2160 North Central Road, Fort Lee, 07024 NJ, USA
Directors:	Rohit Samani Shilen Thakrar Vipul Thakrar
Authorised Capital:	$3,000
Issued Capital:	100 shares of $1.00 each
Registered Shareholder(s):	Tilda
Accounting Reference Date:	31 December

Name:	Tilda International DMCC
Registration Number:	DMCC2865
Date of Incorporation:	7 September 2011
Place of Incorporation:	DMCC, Dubai, United Arab Emirates
Registered Office:	1403 Reef Tower, Jumeirah Lakes Tower, Dubai, UAE
Directors:	Sunil Bhanji Xerxes Vesulvala
Authorised Capital	200 shares of AED 1,000 each
Issued Capital:	200 shares of AED 1,000 each
Registered Shareholder(s):	Tilda
Accounting Reference Date:	31 December

Name:	Tilda India Private Limited
Corporate Identity Number	U15400DL2012FTC238318
Date of Incorporation:	3 July 2012
Place of Incorporation:	National Capital Territory of Delhi & Haryana, India
Registered Office:	Eros Corporate Tower, 15th Floor, Nehru Place, New Delhi, 110019, India
Directors:	R. S. Seshadri Jyoti P. Sharma
Authorised Capital	INR 5,100,000 shares of INR 1,000 each
Issued Capital:	INR 2,100,000 shares of INR 1,000 each
Registered Shareholder(s):	Tilda - 2099 shares of INR 1,000 each BPL - 1 share of INR 1000
Accounting Reference Date:	31 March

Name:	Tailor Properties Limited
Registered Number:	8115638
Date of Incorporation:	22 June 2012
Place of Incorporation:	England & Wales
Registered Office:	Coldharbour Lane, Rainham, Essex, RM13 9YQ
Directors:	Rohit Samani Shamil Thakrar Shilen Thakrar Vipul Thakrar
Issued Capital:	1 ordinary share of £1.00
Registered Shareholder(s):	Tilda
Accounting Reference Date:	31 December

Name:	Mardi Gras Properties Limited
Registered Number:	8115736
Date of Incorporation:	22 June 2012
Place of Incorporation:	England & Wales
Registered Office:	Coldharbour Lane, Rainham, Essex, RM13 9YQ
Directors:	Rohit Samani Shamil Thakrar Shilen Thakrar Vipul Thakrar
Issued Capital:	1 ordinary share of £1.00
Registered Shareholder(s):	Tilda
Accounting Reference Date:	31 December

SCHEDULE 2

COMPLETION

Action to be taken by the Sellers

1.	GENERAL OBLIGATIONS

1.1	At Completion, the Sellers shall deliver or procure the delivery to the Buyer of:

(a)	the following Transaction Documents:

(i)	the Tax Deed, duly executed by BPL;

(ii)	the Disclosure Letter, duly executed by BPL;

(iii)	the SPA Escrow Agreement duly executed by the Sellers’ Representative;

(iv)	the UK TSA duly executed by BPL;

(v)	the DMCC TSA duly executed by Intergulf Foods, Inc. trading as Tilda International;

(vi)	the Restrictive Covenant Deed duly executed by each of Tilda, Shilen Thakrar, Vipul Thakrar and Rashmikant Thakrar; and

(vii)	the Seller Waiver Letter;

(viii)	the Payment Waiver Letters (to the extent in the possession of the Sellers).

(b)	evidence that each of the Sellers is duly authorised to execute this Agreement, the Disclosure Letter, the Tax Deed and the other Transaction Documents to which it is party.

(c)
transfers of the Shares (other than the Brand Shares) duly executed by the registered holders in favour of the Buyer (or as it may direct) and transfers of the Brand Shares duly executed by the registered holders in favour of the Guarantor (or as it may direct) in each case accompanied by the relevant share certificate(s) (or an express indemnity in the agreed form in the case of any certificate found to be missing);

(d)
a transfer of the share in Tilda India Private Limited not held by Tilda Limited duly executed by BPL in favour of the Buyer (or as it may direct) accompanied by the relevant share certificate(s) (or an express indemnity in the agreed form in the case of any certificate found to be missing);

(e)
the written resignations in the agreed form of each of Shilen Thakrar, Shamil Thakrar and Vipul Thakrar as directors and/or officers of each Target Company in each case, that they serve as director and/or officer, in each case to take effect on the Completion Date;

(f)	the certificates of incorporation and corporate seals (if any) of each Target Company;

(g)	to the extent not in the possession of the relevant Target Company, a letter stating where each of the following items is located:

(i)	the financial and accounting books of each Target Company;

(ii)	the material insurance policies relating to the businesses of any Target Company;

(iii)	the title deeds and leases relating to the Properties; and

(iv)	cheque books, statutory and other books of each Target Company (duly written up to the Completion Date, but excluding the transactions to be effected at Completion).

2.	BOARD RESOLUTIONS OF THE TARGET COMPANIES
At Completion (and prior to the taking effect of the resignations of the directors referred to in paragraph 1.1(e), the Seller shall procure that the board resolutions of Brand and each Tilda Group Company in the agreed form are passed, including:

(a)
approving the registration of the share transfers referred to in paragraph 1.1(c) and 1.1(c) subject only to their being duly stamped and authorising the issue to the Buyer (or such person as the Buyer may have nominated) of shares certificates relating thereto; and

(b)	accepting the resignations referred to in paragraph 1.1(e) and appointing such persons as the Buyer may nominate as directors;
and shall deliver to the Buyer copies of such resolutions.

Action to be taken by Buyer

3.	GENERAL OBLIGATIONS
3.1    At Completion or, in the case of (iii) and (iv) immediately following Completion, the Buyer and the Guarantor shall deliver or procure the delivery to the Sellers of:

(a)	the following Transaction Documents:

(i)	the Tax Deed, duly executed by the Buyer;

(ii)	an acknowledgement of the Disclosure Letter, duly executed by the Buyer;

(iii)	the UK TSA duly executed by Tilda;

(iv)	the DMCC TSA duly executed by Tilda International DMCC; and

(v)	the Vendor Loan Note duly executed by the Guarantor together with the relevant vendor loan note certificates issued pursuant thereto;

(vi)	the SPA Escrow Agreement duly executed by the Buyer; and

(vii)	the Restrictive Covenant Deed duly executed by the Buyer; and

(b)	evidence that each of the Buyer and the Guarantor is duly authorised to execute this Agreement, the Tax Deed and the other Transaction Documents;

(c)	the letter of appointment of its and the Guarantor’s Agent, countersigned by the relevant Agent acknowledging its appointment; and

3.2	pay:

(a)	the consideration set out in clause 3.1(a) by telegraphic transfer to the Sellers’ Solicitors’ account at
Bank Name:    HSBC
Sort code:    40-05-30
Account number:    14355946
Swift code:    MIDLGB22
IBAN:        GB 80 MIDL 40053014355946
Account name:    Dechert LLP GBP Client A/C

(b)	the SPA Escrow Amount by telegraphic transfer to the SPA Escrow Account, and receipt by each such bank of the relevant sum shall be a good discharge to the Buyer.

SCHEDULE 3

WARRANTIES
Part 1 - TILDA

1.	TILDA, THE TILDA SHARES AND THE SUBSIDIARIES

1.1	Authority and Capacity

(a)
BPL and TRL each have full power and authority and have obtained all material corporate authorisations and material governmental and statutory consents, approvals and licences required to enter into and perform the obligations expressed to be assumed by them under this Agreement and each other Transaction Document;

(b)
the obligations expressed to be assumed by BPL and TRL under this Agreement and the other Transaction Documents are (or, when the relevant document is executed, will be) legal, valid, binding and enforceable against them in accordance with their terms;

(c)	the execution, delivery and performance by BPL and TRL of this Agreement and each other Transaction Document will not:

(i)	result in a breach of, or constitute a default under, any agreement or arrangement to which they are a party or by which they are bound or under their constitutional documents; or

(ii)	result in a breach of any law or order, judgement or decree of any court, governmental agency or regulatory body to which they are a party or by which they are bound.

1.2	Incorporation and existence

(a)	Each of BPL, Tilda, TRL, Tailor Properties Limited and Mardi Gras Properties are limited companies incorporated under English law;

(b)	Tilda International DMCC is a limited company incorporated under the laws of the DMCC, United Arab Emirates;

(c)	Tilda Marketing Inc. is a company incorporated under the laws of the State of Delaware, United States of America; and

(d)	Tilda India Private Limited is a company incorporated under the laws of India, and each of the companies referred to above has been in continuous existence since its incorporation.

1.3	The Tilda Shares

(a)	BPL is the sole legal and beneficial owner of the Tilda Shares registered in its name as shown in Part 1 of Schedule 1.

(b)	TRL is the sole legal owner, with full right and capacity to transfer the beneficial ownership, of the Tilda Shares registered in its name as shown in Part 1 of Schedule 1.

(c)	BPL and TRL are the registered owners of all of the Tilda Shares.

(d)	Tilda has not allotted any shares other than the Tilda Shares and the Tilda Shares are fully paid or credited as fully paid.

(e)	There is no Encumbrance over or in relation to any of the Tilda Shares.

(f)
Other than this Agreement there is no agreement, arrangement or obligation requiring the allotment, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, sale, transfer, redemption or repayment of, a share in the capital of Tilda (including an option or right of pre-emption or conversion).

(g)	The information set out in Part 1 of Schedule 1 is true and accurate in all material respects.

1.4	The Subsidiaries

(a)
Tilda does not have any subsidiary undertakings other than the Subsidiaries. The Subsidiaries are directly or indirectly wholly-owned subsidiaries of Tilda and each of the shares of each of the Subsidiaries has been properly allotted and issued and is fully paid or credited as fully paid.

(b)	There is no Encumbrance over or in relation to any of the shares in the capital of any Subsidiary.

(c)
Other than this Agreement there is no agreement, arrangement or obligation requiring the allotment, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, sale, transfer, redemption or repayment of, a share in the capital of any Subsidiary (including an option or right of pre-emption or conversion).

(d)
Tilda does not own any shares or stock in the capital of nor does it have any beneficial or other interest in any company or business organisation other than the Subsidiaries nor does Tilda control or, so far as BPL is aware, take part in the management of any other company or business organisation.

(e)	The information set out Part 3 of Schedule 1 is true and accurate in all material respects.

2.	ACCOUNTS
For the purposes of this paragraph 2:

Accounts
the audited financial statements of Tilda comprising the balance sheet as of the Accounts Date, and the profit and loss account for the period of 12 months ended on the Accounts Date (including the consolidated balance sheet as of the Accounts Date and the audited consolidated profit and loss account for the period of 12 months ended on the Accounts Date of the Tilda Group); and

Accounts Date	31 December 2012 (or, in the case of TIPL, 31 March 2013).

2.1	General

(a)	The Accounts give a true and fair view of the:

(i)	financial position, state of affairs and assets and liabilities of the Tilda Group at the Accounts Date; and

(ii)	profits and losses of the Tilda Group for the period ended on the Accounts Date.

(b)	The Accounts have been properly prepared and audited in accordance with the Companies Act and UK GAAP.

(c)	The results shown by the Accounts were not affected by any extraordinary item.

(d)
Except as stated in the Accounts, the Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of Tilda have been prepared in respect of the three years before the Accounts Date and using consistent accounting policies, practices and procedures.

2.2	Management Accounts
The Management Accounts

(a)
contain a record of the assets and liabilities of the relevant Target Company and disclose with reasonable accuracy the financial position of the relevant Target Company as at the time they were prepared;

(b)
were prepared in all material respects using accounting practices, policies and procedures consistent with those adopted in the preparation of (i) the management accounts in respect of the period from 1 July 2012; and (ii) the Accounts;

(c)	do not materially overstate the value of the assets nor materially understate the liabilities of the Target Companies as at the date to which they were drawn up; and

(d)	do not materially overstate the profits or materially understate the losses of the Target Companies in respect of the periods to which they relate, but it is hereby acknowledged that the Management Accounts have not been prepared on a statutory basis or subject to any form of audit or accounting review.

2.3	Locked Box Accounts
The Locked Box Accounts

(a)
contain a record of the assets and liabilities of the relevant Target Company and disclose with reasonable accuracy the financial position of the relevant Target Company as at the time they were prepared;

(b)
were prepared in all material respects using accounting practices, policies and procedures consistent with those adopted in the preparation of (i) the management accounts in respect of the period from 1 July 2012; and (ii) the Accounts;

(c)	do not materially overstate the value of the assets nor materially understate the liabilities of the relevant Target Companies as at the date to which they were drawn up; and

(d)	do not materially overstate the profits or materially understate the losses of the relevant Target Companies in respect of the periods to which they relate, but it is hereby acknowledged that the Locked Box Accounts have not been prepared on a statutory basis or subject to any form of audit or accounting review.

2.4
BPL is not aware of any material factual inaccuracies within Volume 1 of the KPMG LLP’s ‘Project Noble’ Vendor Due Diligence Report (in the form contained in folder 16.3.1 of the Data Room) or Volume 3 of the KPMG LLP’s ‘Project Noble’ Vendor Due Diligence Report (in the form contained in folder 16.3.3 of the Data Room). BPL is not aware of any material facts or information which have been omitted from either such report which may cause the view it gives of the Tilda Group to be misleading in any material respect.

3.	CHANGES SINCE THE ACCOUNTS DATE

3.1	Since the Accounts Date:

(a)	Tilda has carried on its business in the ordinary and usual course and so as to maintain the business as a going concern;

(b)	Tilda has not made, or agreed to make, capital expenditure exceeding in total £250,000 which is not reflected in the Management Accounts and/or the Locked Box Accounts;

(c)
no resolution of the shareholders of Tilda has been passed (except for those representing the ordinary business of an annual general meeting) and no dividend or distribution has been declared, authorised or paid (except for dividends provided for in the Management Accounts) and/or the Locked Box Accounts;

(d)
no Target Company has made any changes in the terms of employment, including pension fund commitments which, taken together, could increase the total staff costs of the Target Group by more than £500,000 per annum or the remuneration of any one director or employee by more than £100,000 per annum;

(e)	no agreements or arrangements have been entered into (or existing agreements or arrangements otherwise amended) with any member of the Sellers’ Group;

(f)	no Senior Employee has ceased to be employed by a Target Company or has otherwise given or been given any notice in respect of termination of employment with any Target Company;

3.2	Since the Locked Box Accounts Date:

(a)
no Target Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of related transactions where the value of such assets exceeds £250,000, save for transactions in the ordinary course of business and consistent with past practice;

(b)	no Target Company has repaid any borrowings or indebtedness in advance of its stated maturity;

(c)
no Target Company has incurred any Borrowings (or raised any money or taken any form of financial security) other than amounts owing to suppliers, service providers or other persons in the ordinary course of its trade consistent with past practice;

(d)
no Target Company has provided any lending to any third party other than individual loans to employees, directors and officers of Target Companies not exceeding £10,000 each; and amounts payable by customers, distributors or other persons in the ordinary course of its trade in relation to late settlement of debts owed to the Target Companies, in each case, consistent with past practice in all material respects; and

(e)
no debtor of any Target Company has been released on terms that it pays less than the book value of its debt and no debt in excess of £50,000 owing to any Target Company has been deferred, subordinated or written off or has proved to any extent irrecoverable.

4.	ASSETS

4.1
There are no Encumbrances nor has Tilda agreed to create any Encumbrances, over any material part of its assets or any single material asset and each material asset included in the Accounts or acquired by it since the Accounts Date (other than assets sold in the ordinary course of business):

(a)    is legally and beneficially owned by Tilda; and
(b)    where capable of possession, is in the possession of Tilda.

4.2
The Tilda Group owns or has a right to use all of the assets (including intellectual property) necessary for the conduct of its business as it is carried on at the date of this Agreement and was carried on in the 6 months prior to the date of this Agreement.

4.3
No member of the Tilda Group depends in any material respect on the use of assets owned, or facilities and services provided, by any member of the Sellers’ Group (or any person connected with any member of the Sellers’ Group) which will not be transferred to the Buyer at Completion or provided to the Buyer pursuant to the terms of a transitional services arrangement.

4.4
All the property (including real property), plant, machinery, equipment and vehicles used by each member of the Tilda Group and necessary for the conduct of its business as it is carried on at the date of this Agreement is in a reasonable state of repair and condition (fair wear and tear accepted).

4.5	The list of assets contained at folder 4 of the Data Room is, in all material respects, a true and accurate list of each of the material assets owned by the Tilda Group.

4.6
The Tilda Group’s stocks of raw materials, consumables, packaging and unfinished goods comprise items of the type and quality regularly used by or produced in their businesses and are useable in the ordinary and usual course of their businesses for the purposes for which they were acquired or produced.

4.7	The Tilda Group’s stocks of finished goods are saleable at prices which are consistent with past practice.

4.8	The Tilda Group’s stock and work in progress are adequate for the current requirements of its business, having regard to current trading and reasonably anticipated demand.

5.	CONSTITUTION

5.1	Ultra vires

Tilda has the power to carry on its business as now conducted.

5.2	Articles
The articles of association of Tilda in the form contained in the Data Room are true and complete.

5.3	Powers of attorney
Tilda has not executed any power of attorney in favour of any person (other than any directors, officers and employees of the Tilda Group) which confers on such person any authority to enter into any transaction on behalf of or to bind Tilda in any way and which power of attorney remains in force or was granted or conferred within the period of one year prior to the Completion Date.

6.	CONTRACTUAL MATTERS

6.1	A copy of the standard terms and conditions of business of Tilda is included in the Data Room.

6.2
In the one year period prior to the date of this Agreement, there has been no indebtedness or other liability (actual or contingent) and no contract, commitment or arrangement between any Tilda Group Company and any of the following, or between any of the Tilda Group Companies and any of the following:

(a)	any of the Sellers or any person connected with any of the Sellers or any person connected with any member of the Sellers’ Group; or

(b)	any director of a member of a Tilda Group Company or any person connected with such a member or director, in each case which will continue following Completion.

6.3	The definition in this paragraph applies in this section:
Material Contract: an agreement or arrangement to which a Tilda Group Company is a party or is bound which, in the financial year ended on the Accounts Date, or in the current financial year, is likely to account for:

(a)	revenue in excess of £100,000; and/or

(b)	expenditure in excess of £100,000.

6.4
Each written Material Contract to which a Tilda Group Company is party (other than contracts on the other party’s standard terms and conditions, standard call off orders or standard purchase orders) is contained in folder 2 of the Data Room.

6.5	So far as BPL is aware, each Material Contract is in full force and effect and binding on the parties to it.

6.6
The terms of all Material Contracts have been complied with by the Tilda Group Companies in all material respects and, so far as BPL is aware, by the other parties to the Material Contracts in all material respects. So far as BPL is aware, there are no circumstances likely to give rise to a default by the Tilda Group Companies or, so far as BPL is aware, by the other parties under any such Material Contract.

6.7
No written notice of termination of any Material Contract has been received by any Tilda Group Company and, so far as BPL is aware, there are no circumstances which could reasonably be expected to give rise to a notice of termination.

6.8	No Tilda Group Company is party to any agreement, arrangement or understanding that would restrict it from doing business in any part of the world.

6.9	No counterparty to a Material Contract has claimed in writing that any term of a Material Contract is void, voidable or unenforceable.

6.10
In the 12 months ending with the date of this Agreement, the Tilda Reporting Group has not suffered: (i) the loss of any Material Customer; (ii) a material reduction in trade with any Material Customer; or (iii) a substantial change to the terms of trading with any Material Customer, in each case, to the extent that the same had a material adverse effect on the business of the Tilda Group and, so far as BPL is aware, there are no circumstances which are likely to result in any of such things. For the purposes of this paragraph 6.10 a “Material Customer” is a customer identified on the list of customers attached to the Disclosure Letter.

6.11
In the 24 months ending with the date of this Agreement, the Tilda Group has not experienced a material shortage of supply of rice which caused it in any material respect to be unable to meet its customer demands.

6.12
So far as BPL is aware the discount and market promotions spend which has been committed to for 2014 by Target Companies (as at the date of this Agreement) is not materially inconsistent with past practice.

6.13
There are no Material Contracts not disclosed in the Data Room under which a Target Company is contractually obliged to purchase minimum quantities of raw materials, packaging or products from suppliers.

7.	LIABILITIES

7.1	Debts owed by Tilda
Copies of all material documents relating to all Borrowings of Tilda (pursuant to which Tilda has outstanding liabilities as at the date of this Agreement) are set out in the Data Room other than loans to employees, directors and officers of Target Companies not exceeding £10,000 per loan; and amounts payable by customers, distributors or other persons in the ordinary course of its trade in relation to late settlement of debts owed to the Target Companies, in each case, consistent with past practice in all material respects.

7.2	Guarantees and indemnities

(a)	Tilda is not currently a party to any material guarantee, indemnity, or suretyship with respect to another person’s obligations, other than a member of the Tilda Group.

(b)
No part of the loan capital, borrowing or indebtedness in the nature of borrowing of Tilda is dependent on the guarantee or indemnity of, or security provided by, another person, other than a member of the Tilda Group.

8.	PERMITS

Tilda has obtained all material licences, permissions, authorisations and consents required for carrying on its business in the places and in the manner in which such business is now carried on.

9.	INSOLVENCY

9.1	No order has been made, petition presented or resolution passed for the winding up of Tilda or for the appointment of a provisional liquidator of Tilda.

9.2
Tilda has not been and is not in administration (as defined in schedule B1 of the Insolvency Act 1986) and no step (including the service of any notice or the filing of any document(s)) has been taken under schedule B1 of the Insolvency Act 1986 by any person to place Tilda in administration.

9.3	No receiver, receiver and manager or administrative receiver has been appointed of the whole or part of Tilda’s business or assets.

9.4
No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of Tilda. No compromise or arrangement under section 895 of the Companies Act has been proposed, agreed to or sanctioned in respect of Tilda. Tilda has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.

9.5
Tilda is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “if it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2))”.

9.6	Tilda has not stopped paying its debts as they fall due save for trade debts in dispute in good faith.

9.7	No distress, execution or other process relating to insolvency has been levied on an asset of Tilda.

9.8	No action is being taken by the Registrar of Companies to strike Tilda off the register under sections 1000 to 1002 of the Companies Act.

10.	LITIGATION AND COMPLIANCE WITH LAW

10.1	Litigation

(a)
Tilda, during the two years ending on the date of this Agreement, has not been involved in any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction which is material to the operation of its business. No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or, so far as BPL is aware, against Tilda which is material to the operation of its business and, as far as BPL is aware, no circumstances exist which are likely to lead to any such proceedings.

(b)
There is no outstanding judgment, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in each relevant jurisdiction against Tilda which is material to the operation of its business.

10.2	Compliance with law

Tilda has conducted its business and dealt with its assets in all material respects in accordance with applicable legal and administrative requirements in any jurisdiction.

11.	OFFICERS AND EMPLOYEES

11.1	Particulars of officers
The Data Room contains a list of all employees of Tilda (excluding Directors), setting forth the names, job title, date of commencement of employment, remuneration (including summary details of any compensation or other benefit which the relevant Target Company is currently bound to provide) and the date of birth of each such employee.

11.2	Terms and conditions
The Data Room contains examples of the standard terms and conditions, staff handbooks and policies which apply to officers and employees of Tilda and identifies which terms and conditions apply to which employees and the contracts of all Senior Employees.

11.3	Industrial relations
Tilda is not engaged or involved in any trade dispute (as defined in section 218 of the Trade Union and Labour Relations (Consolidation) Act 1992) with any employee, trade union, staff association or any other body representing workers nor has any Target Company entered into any recognition, collective bargaining or other agreement with any trade or workers union or received any request from a trade or workers union for recognition.

11.4	Claims by officers and employees
No past or present officer or employee of Tilda has instigated any claim or right of action which remains outstanding against Tilda:

(a)	in respect of any accident or injury which is not fully covered by insurance; or

(b)	for breach of any contract of services or for services; or

(c)	for loss of office or arising out of or connected with the termination of his office or employment, and as far as BPL is aware there are no circumstances existing which would, or are reasonably likely to, give rise to any claim or right of action against Tilda by any past or present officer or employee of Tilda.

11.5
Save as fairly disclosed in the Data Room, no Target Company is party to any bonus, commission or profit sharing arrangement and no amounts in respect of any bonus, commission or profit sharing arrangement have accrued (in whole or in part) but are not yet due for payment.

11.6	No amounts due from any Target Company to or in relation to any of its employees or former employees are (including PAYE and national insurance and pension contributions) are in arrears or unpaid.

11.7
In the last three years, no Target Company has been party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of     Undertakings (Protection of Employment Regulations) 2006 and, within in this period, none of its employees or former employees has transferred under any such regulations.

11.8
No Target Company is party to any agreement, arrangement or understanding including in relation to any outsourcing, which pursuant to the terms of that agreement, arrangement or understanding could require it to employ more than 10 people in the United Kingdom (whether under the terms of such agreement or by operation of law).

12.	PROPERTIES

12.1	The details relating to the Properties which are set out in Schedule 5 are true and accurate and not misleading.

12.2
The Properties comprise all the freehold and leasehold land and premises currently owned, occupied or otherwise used by the Tilda Group, and save as disclosed in the Data Room and so far as BPL is aware there are no circumstances in existence which are likely to affect adversely the rights of occupation of the Properties by the relevant Tilda Group Company.

12.3
Tilda is the legal and beneficial owner of the Properties located at Rainham, England (title numbers EGL161573 and EGL452322). So far as BPL is aware, there have been no changes to the title since 3rd October 2013 and no Target Company has, since 3rd October 2013, received written notice from the Land Registry proposing a change to the registered title of the Properties located at Rainham, England (title numbers EGL161573 and EGL452322).

12.4
The Tilda Group is not under any material liability (actual or contingent) in respect of any obligation which it may have undertaken as tenant, licensee, assignee or surety relating to property other than the Properties.

12.5
The Tilda Group has no right to own, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right or obligation in respect of, estate or interest in any land or buildings other than the Properties.

12.6
The replies to Commercial Property Standard Enquiries 1 given by BPL to the Buyer in relation to the Properties located at Rainham, England (title numbers EGL161573 and EGL452322) are in all material respects true, accurate and not misleading.

12.7
In respect of any leasehold property, copies of all material documents are contained in the Data Room the relevant Tilda Group Company has paid the rent and observed and performed the tenants covenants and the conditions in the lease. So far as BPL is aware, all leases under which any Tilda Group Company occupies any property are in effect.

12.8	No Tilda Group Company has received any written notice concerning an upcoming rent review in relation to any leasehold property occupied by any Tilda Group Company.

12.9	So far is BPL is aware, there is no unfulfilled obligation to reinstate any leasehold property by removing or dismantling any alteration made to it by any Tilda Group Company.

12.10	Except to the extent provided for in the Accounts, no Tilda Group Company has incurred any liability for dilapidations.

12.11	Save as disclosed in the Data Room, no Tilda Group Company has leased, sub-leased, licenced or otherwise assigned any of the Properties or any leasehold property to any third party.

13.	TAXATION

13.1	Accounts

No Target Company has any liability in respect of Taxation (whether actual or contingent and whether or not a primary liability of that Target Company) arising in any part of the world in respect of income, profits or gains arising or deemed to arise before the Accounts Date or in respect of an event occurring or deemed to occur before the Accounts Date that is not fully provided for in the Accounts.

13.2	Events since the Accounts Date
Since the Accounts Date:

(a)
No Target Company has been involved in any transaction, nor has there been any event, act or omission arising outside the ordinary course of business which has given or is likely to give rise to a liability to Taxation on a Target Company (or would have given or is likely to give rise to such a liability but for the availability of any relief, allowance, deduction or credit); and

(b)	no accounting period of Tilda has ended for the purposes of Taxation.

13.3	Tax Administration

(a)
Each Target Company has made all returns and supplied all information and given all notices to any Tax Authority as reasonably requested or required by law within any requisite period and all such returns and information and notices are correct and accurate in all material respects and are not the subject of any dispute.

(b)
No Target Company is nor is likely to be involved in any material dispute in relation to Tax and no Tax Authority has investigated or indicated that it intends to investigate the Tax affairs of any Target Company.

(c)
All elections, notices, claims and disclaimers which have been assumed to have been made for the purposes of computing any provision for Taxation in the Accounts or the Brand Accounts have been so made within the requisite periods and have either been accepted as valid or their validity has not been and is not likely to be questioned by the relevant Tax Authority.

(d)
No Target Company nor any director or officer of any Target Company (in his capacity as such) has paid or become liable to pay, within the four years prior to Completion, and so far as BPL is aware, there are no circumstances by reason of which it is or they are likely to become liable to pay, any penalty, fine, surcharge or interest relating to Taxation.

(e)
Each Target Company has in its possession or control all material records and information which it needs to determine its liabilities to Taxation and all records and information it is required to preserve by law.

(f)
The Disclosure Letter contains material details of all subsisting material concessions, arrangements or other agreements entered into by a Target Company in writing with a Tax Authority with regard to any of its Tax affairs that are not based on the strict application of any legislation.

13.4	Employee Taxation
All income tax under the PAYE system and payments due in respect of employees’ contributions to national insurance and any pensions (or their equivalents in jurisdictions outside the UK) have been properly deducted by Tilda and (together with any employer’s contribution) have been fully and correctly paid to the appropriate Tax Authority and proper records thereof have been maintained and Tilda has not been subject to a PAYE audit in the last three years.

13.5	Deductions and Withholdings
All Taxation required to be deducted or withheld from any payments made by a Target Company which it is obliged to make has been deducted or withheld and accounted for in full to the appropriate Tax Authority.

13.6	Capital Gains

(a)	Tilda has not acquired an asset within the last four years otherwise than by way of a bargain made at arm’s length and for a consideration equal to its market value.

(b)	Tilda has not disposed of any asset for deferred or contingent consideration where such consideration is still outstanding.

(c)
Tilda has not within the last four years acquired any asset from any other company (including another Target Company) which was, at the time of such acquisition, a member of the same group of companies as the relevant Target Company for the purposes of any Tax as defined in section 170 TCGA.

13.7	Group Relief
The Disclosure Letter gives full details of all surrenders of or claims to which a Target Company is or has been party (other than with another Target Company) in the last four accounting periods for (i) any amount by way of group relief under the provisions of Part 5 CTA 2010 and (iii) any right to a tax refund under the provisions of Chapter 4 of Part 22 CTA 2010. In respect of such surrenders and claims, no payment remains outstanding (nor is any payment liable to be refunded) and no further action is required of any Target Company.

13.8	Distributions
Tilda has not within the last four years issued any security (within the meaning of section 1117(1) CTA 2010) outstanding at Completion in circumstances such that any interest or other payment payable in respect of it may be treated as a distribution under Part 23 CTA 2010.

13.9	Stamp Duty and Stamp Duty Land Tax
All instruments (other than those which have ceased to have a legal effect) executed by Tilda or on which they rely to prove or register title to any asset (and which are or were subject to stamp duty or stamp duty land tax) have been duly stamped or are accompanied by a certificate from H.M. Revenue & Customs evidencing submission of a valid land transaction return for the purpose of stamp duty land tax and Tilda has not executed any other instrument relating to any property situated in, or to any matter or thing done or to be done in, any part of the United Kingdom.

13.10	Value Added Tax

(a)	Tilda is a registered and taxable person for the purposes of the VATA.

(b)
Tilda has complied with and observed in all material respects the terms of the VATA and all regulations made or notices issued thereunder, has maintained and obtained full, complete, correct and up-to-date records, invoices and other records (as the case may be) appropriate or requisite for the purposes thereof and is not and will not (nor any of its officers or directors is or will) be liable (in respect of anything done before Completion) to any interest, penalty or surcharge in respect of VAT.

(c)
The Disclosure Letter contains full particulars of any option to tax under paragraph 2 or paragraph 21 of Schedule 10 VATA in relation to any land made by Tilda or by any member or former member of any group of companies of which Tilda is or was registered for VAT purposes.

13.11	International
Each Target Company has always been resident only in the country of its incorporation and has never been resident in any other territory or treated as so resident for the purposes of any double tax agreement nor does any Target Company have a permanent establishment in any other jurisdiction.

13.12	Close Company

(a)	Tilda is and has always been a close company for Taxation purposes but is not and never has been a close-investment holding company.

(b)	Tilda has not made a distribution within the meaning of Chapter 4 of Part 23 CTA 2010.

(c)	Tilda has no loan outstanding to which the provisions of Chapter 3 of Part 10 CTA 2010 would apply.

13.13	Inheritance Tax

(a)
No shares in or assets of Tilda were acquired by it or (as the case may be) the Sellers in circumstances such that they continued to be subject to any H.M. Revenue & Customs charge to which they were subject immediately prior to such acquisition or such that, if they had been subject to a H.M. Revenue & Customs charge immediately prior to such acquisition, they would have continued to be subject to it.

(b)
No shares in or assets of any Target Company are subject to any such power of sale, charge or mortgage as is mentioned in section 212 IHTA and there are no circumstances which might lead to such a power arising.

(c)	There is no unsatisfied liability to inheritance tax attached to or attributable to the shares in or assets of any Target Company.

(d)
No Target Company has made any transfer of value (within sections 94 or 202 IHTA), received any transfer of value (such that a liability to inheritance tax might arise under section 199 IHTA) or been party to any associated operation (as defined in section 268 IHTA) in relation to any transfer of value.

13.14	Customs Duties

Tilda has complied with all material statutory provisions, rules, regulations, orders and directions and made all necessary returns in relation to the collection and payment of customs duties and excise duties and has provided all necessary information and documentation and paid all amounts due to the appropriate Tax Authority in relation to such charges within the prescribed time limits.

13.15	Miscellaneous

(a)	So far as BPL is aware, no Relief claimed by a Target Company prior to Completion is likely to be disallowed, lost, reduced or modified or be the subject of a dispute with a Tax Authority.

(b)
Each Target Company has discharged every Tax liability (whether or not a primary liability of such Target Company) due from that Target Company on or before Completion and there is no Tax liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority.

(c)	No Target Company has, in the past four years made any application for any statutory consent or clearance relating to Tax.

(d)
No Target Company has been party to any transaction or arrangement under which it has been or is or may be required to pay for any asset, service or facility an amount which is in excess of the market value of such asset, service or facility; or under which it has been or is or may be required to provide any asset, service or facility for a consideration which is less than the market value of such asset, service or facility.

(e)	No Target Company is subject to any subsisting arrangement for the group payment of Tax with any company that is not another Target Company.

(f)
There are no subsisting options (or similar rights) in respect of shares in any Target Company and no employee of any Target Company holds any subsisting options (or similar rights) in any company where such options were made available in connection with that employee's employment with any Target Company.

(g)	No Target Company has been party to or concerned with any scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of or a reduction in liability to Tax.

(h)
So far as BPL is aware, no event, transaction, act or omission has occurred prior to Completion which could result in a Target Company becoming secondarily liable for Tax which is primarily or directly chargeable against or attributable to another person (other than another Target Company) or which is charged by reference to the income or gains of or supplies, acquisitions or importations made by another person (other than a Target Company) prior to Completion.

14.	INTELLECTUAL PROPERTY

14.1
All Intellectual Property Rights owned or used by the Tilda Group are either owned by a Tilda Group Company (“Owned IPR”) or used under a licence (including from Brand in relation to the Brand Trade Marks) (“Licensed-In IPR”).

14.2
A Tilda Group Company is the sole beneficial owner of all the Owned IPR free from Encumbrances. All Owned IPR which are registered or in respect of which there are current applications for registration are listed in Folder 7 of the Data Room.

14.3
Tilda has not received written notice that is still subsisting alleging that the Owned IPR that are registered (“Registered IPR”) are invalid or otherwise attacking Tilda’s ownership thereof and BPL is not aware of any circumstances which are likely to give rise to the same. All fees required to be paid by Tilda to maintain a registration for the Registered IPR have been paid when due.

14.4	Tilda has subsisting written licences (each a “Licence-In”) to use the Brand Trade Marks and other material Licensed-In IPR.

14.5
Copies of the Licences-In are contained in the Data Room and, so far as BPL is aware, the Licences-In authorise Tilda to use the subject Licensed-In IPR substantially in the ways in which they are in fact used in connection with the business of Tilda as it is now carried on.

14.6
No right has been granted by or on behalf of Tilda to any person to do anything which would otherwise materially infringe the Owned IPR or the Licensed-In IPR except under written licence copies of which are contained in the Data Room (“Licences-Out”).

14.7
There has not been any material default (or any event which with notice or lapse of time or both would constitute such a default) under any of Licences-In or the Licences-Out by Tilda or, so far as BPL is aware, by any other party to such licences and BPL is not aware of any circumstances which are likely to give rise to the same.

14.8
The business of Tilda as carried on in the last 3 (three) years and the use of the Intellectual Property Rights owned or used by Tilda does not infringe in a material manner any Intellectual Property Rights of any other person.

14.9	So far as BPL is aware, the Owned IPR have not in the three years before Completion been infringed in a material manner by any person.

15.	INFORMATION TECHNOLOGY

15.1
All material computer software used by Tilda is either owned by it or held by it on licence (a “Software Licence”). All Software Licences that are not packages readily available on standard terms are contained in the Data Room.

15.2
So far as BPL is aware, the Software Licences authorise Tilda to use the computer software that is not owned by it in the ways in which they are in fact used in connection with its business as it is now carried on.

15.3
Tilda has in force maintenance contracts for all material items of computer hardware (including operating systems) which it uses and software support contracts for all material items of software which it uses and BPL is not aware of any reason to believe that these maintenance and support contracts will not be renewed by the other contracting party upon their expiry.

15.4	Tilda did not suffer any material failures or breakdowns of or bugs in the computer hardware or software which it now uses during the year preceding the date of this Agreement.

15.5	Tilda’s disaster recovery plan is contained in the Data Room.

16.	ANTI-CORRUPTION
Each Tilda Group Company and each of its current and former directors, officers and employees have complied with all Anti-Corruption Laws.

17.	ENVIRONMENTAL LAW

17.1
Each Tilda Group Company and its officers, agents and employees have complied in all material respects with, and have not caused any liabilities to arise under, any Environmental Laws and, so far as BPL is aware, there are no circumstances which are likely to give rise to any liability or obligation under Environmental Laws.

17.2
No Tilda Group Company has received written notice of any complaints, investigations, inquiries, requests for information or other formal or informal indications of any possible disputes or the need for any investigation, remediation or other works from any person in relation to Environmental Laws that involve any Target Company.

18.	PRODUCT LIABILITY

18.1	No Tilda Group Company has, within the last 12 months, sold, supplied or provided any goods (and there are no goods in stock) which:

(a)	are dangerous, injurious or defective in any material respect;

(b)
do not comply in all material respects with any specifications or terms of sale agreed in writing with customers in respect of them or terms of supply agreed in writing with clients in respect of them or warranties and representations expressly made in writing by any Tilda Group Company or implied by applicable law; or

(c)	do not comply in all material respects with all applicable laws and relevant industry standards.

18.2
No material proceedings (and, for the avoidance of doubt, any proceedings relating to any risk or injury to human health shall be deemed to be material) are pending or have been threatened in writing against any Tilda Group Company in the last 12 months in which it is claimed that any products manufactured or sold by or on behalf of any Tilda Group Company are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

18.3	Details of all material customer complaints, claims or returns made to any Tilda Group Company in the last 12 months have been disclosed in the Data Room.

18.4
No Tilda Group Company has, in the last 12 months, made any product recalls (being the process by which a product is removed from the supply chain and where consumers are advised to take appropriate action, for example to return or destroy food) or withdrawals (being the process whereby a product is removed from the supply chain with the exception of products that are in the possession of consumers). So far as BPL is aware, there are no circumstances which are reasonably likely to result in any such product recalls.

19.	BOOKS AND RECORDS
All statutory books and registers (including registers of assets) required to be kept by applicable law in its jurisdiction of incorporation of each Target Company have been maintained in all material respects in accordance with such laws and no written notice or allegation that any of them is incorrect or should be rectified has been received by any member of the Sellers’ Group.

20.	INSURANCE

20.1	Particulars of the insurance policies maintained by or on behalf of the Tilda Group Companies have been disclosed in the Data Room (“Policies”).

20.2
Each of the Policies is in full force and effect and, so far as BPL is aware, there are no circumstances which are reasonably likely to make any of the Policies void. No insurer under the Policies has disputed or given any written indication that it intends to dispute the validity of any of the Policies on any grounds. All premiums in relation to the Policies have been paid when they were due.

20.3
So far as BPL is aware there are no circumstances which have given, or, so far as BPL is aware, are likely to give, rise to any claim or which require notification under any of the Policies which have not been notified to the relevant insurers.

21.	RETIREMENT BENEFITS

21.1
The only arrangements under which the Target Companies have or could reasonably be expected to have any obligation (whether or not legally binding) to provide or contribute towards pension, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees) are disclosed in the Data Room (“Pension Schemes”). No proposal or announcement has been made to any employee or officer of any Target Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, death, ill-health, disability or accident benefit.

21.2	Full details of the Pension Schemes have been disclosed, including:

(a)	copies of all material documents governing the Pension Schemes and of any announcements and explanatory booklets relating to them; and

(b)
a list of all pensionable employees who are members of the Pension Schemes with all material details relevant to their membership which are necessary to establish their entitlements under the Pension Schemes.

21.3	All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Schemes have been duly paid.

22.	NO DISCLOSURE OF CONFIDENTIAL INFORMATION
No Target Company has disclosed any information (in any form) relating to itself or the business of the Target Group which is confidential or commercially sensitive including information relating to recipes, processes, know-how, trade secrets or any reports or information relating to or otherwise derived from the same (“Confidential Information”) to any third party except subject to the terms of enforceable non-disclosure agreements and so far as BPL is aware no person to whom such information has been disclosed is in breach of any such agreements.

Part 2 - BRAND

1.	AUTHORITY AND CAPACITY

1.1
Salcott has full power and authority and has obtained all material corporate authorisations and material governmental and statutory consents, approvals and licences required to enter into and perform the obligations expressed to be assumed by it under this Agreement.

1.2
The obligations expressed to be assumed by Salcott under this Agreement are (or, when this Agreement is executed, will be) legal, valid, binding and enforceable against it in accordance with its terms.

1.3	The execution, delivery and performance by Salcott of this Agreement will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutional documents; or

(b)	result in a breach of any law or order, judgement or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

2.	INCORPORATION AND EXISTENCE
Brand is a limited company incorporated under the laws of the Isle of Man and has been in continuous existence since its incorporation.

3.	THE BRAND SHARES

3.1	Salcott is the legal and beneficial owner of the Brand Shares registered in its name as shown in Part 2 of Schedule 1.

3.2	Salcott is the registered owner of all of the Brand Shares.

3.3	Brand has not allotted any shares other than the Brand Shares and the Brand Shares are fully paid or credited as fully paid.

3.4	There is no Encumbrance in relation to any of the Brand Shares.

3.5
Other than this Agreement there is no agreement, arrangement or obligation requiring the allotment, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, sale, transfer, redemption or repayment of, a share in the capital of Brand (including an option or right of pre-emption or conversion).

3.6	The information set out in Part 2 of Schedule 1 is true and accurate in all material respects.

4.	SUBSIDIARIES
Brand does not own any shares or stock in the capital of nor does it have any beneficial or other interest in any company or business organisation nor does Brand control or take part in the management of any other company or business organisation.

5.	BRAND ACCOUNTS
For the purposes of this paragraph 5:

Brand Accounts	the audited financial statements of Brand comprising the balance sheet as of the Accounts Date and the profit and loss account for the period of 12 months ended on the Brand Accounts Date; and
Brand Accounts Date	31 December 2012.

5.1	The Brand Accounts give a true and fair view of the:

(a)	state of affairs of Brand at the Brand Accounts Date; and

(b)	profits and losses of Brand for the period ended on the Brand Accounts Date.

5.2	The Brand Accounts have been properly prepared and audited in accordance with UK Accounting Standards applicable to Smaller Entities.

5.3	The results shown by the Brand Accounts were not affected by any extraordinary item.

5.4
Except as stated in the Brand Accounts, the Brand Accounts have been prepared on a basis consistent with the basis upon which the accounts of Brand have been prepared in respect of the three years before the Brand Accounts Date.

5.5	Since the Brand Accounts Date:

(a)
Brand has carried on its business in the ordinary and usual course and so as to maintain the business as a going concern and Brand has not made or agreed to make any payment other than routine payments in the ordinary course of business;

(b)	Brand has not made, or agreed to make any capital expenditure or agreed to incur, a commitment or connected commitments involving any capital expenditure;

(c)
no resolution of the shareholders of Brand has been passed (except for those representing the ordinary business of an annual general meeting) and no dividend or distribution has been declared, authorised or paid; and

(d)	Brand has not entered into any contract, liability or commitment outside of the ordinary course of business; and

(e)	Brand has not acquired or disposed or, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of related transactions outside of the ordinary course of business.

6.	ASSETS

6.1	Brand

(a)	has no assets other than the Brand Trade Marks;

(b)	has no material liabilities (including in relation to Tax);

(c)	has not carried out any activities other than as a holding company of the Brand Trade Marks (and activities ancillary thereto).

7.	INTELLECTUAL PROPERTY

7.1	Brand is the sole beneficial owner of all the Brand Trade Marks free from Encumbrances.

7.2
Brand has not received written notice that is still subsisting alleging that any of the Brand Trade Marks are invalid or otherwise attacking Brand’s ownership thereof and BPL is not aware of any circumstances which are likely to give rise to the same. All fees required to be paid by Brand to maintain registrations for each of the Brand Trade Marks have been paid when due.

7.3	Brand does not itself use the Brand Trade Marks.

7.4
No right has been granted by or on behalf of Brand to any person to do anything which would otherwise materially infringe the Brand Trade Marks except under written licence copies of which are contained in the Data Room (“Brand Licences-Out”).

7.5
There has not been any material default (or any event which with notice or lapse of time or both would constitute such a default) under any of the Brand Licences-Out by Brand or, so far as BPL is aware, by any other party to such licences and BPL is not aware of any circumstances which are likely to give rise to the same.

7.6	So far as BPL is aware, the Brand Trade Marks have not in the three years before Completion been infringed in a material manner by any person.

7.7	Brand is not party to any agreement or arrangement in relation to any material Intellectual Property Rights other than the Brand Licences-Out.

8.	CONSTITION

8.1	Ultra vires
Brand has the power to carry on its business as now conducted.

8.2	Articles
The articles of association of Brand in the form contained in the Data Room are true and complete.

8.3	Powers of attorney
Brand has not executed any power of attorney in favour of any person (other than any of its directors, officers and employees) which confers on such person any authority to enter into any transaction on behalf of or to bind Brand in any way and which power of attorney remains in force or was granted or conferred within the period of one year prior to the Completion Date.

9.	LITIGATION

9.1
Brand, during the two years ending on the date of this Agreement, has not been involved in any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction which is material to the operation of its business. No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or, so far as BPL is aware, against Brand which is material to the operation of its business and, so far as BPL is aware, no circumstances exist which are likely to lead to any such proceedings.

9.2
There is no outstanding judgment, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in each relevant jurisdiction against Brand which is material to the operation of its business.

10.	EMPLOYEES
Brand does not have nor has it ever had any employees nor has it operated or otherwise been party to any pension scheme and Brand does not have nor has it ever had any liabilities relating to any employees or pension (or analogous) liabilities.

11.	PROPERTIES
Brand has no interest in or liability in respect of any freehold or leasehold property.

12.	COMPLIANCE WITH LAW
Brand has conducted its business and dealt with its assets in all material respects in accordance with applicable legal and administrative requirements in any jurisdiction.

13.	INSOLVENCY

13.1	No order has been made, petition presented or resolution passed for the winding up of Brand or for the appointment of a provisional liquidator of Brand.

13.2	Brand has not been and is not in administration and no step (including the service of any notice or the filing of any document(s)) has been taken by any person to place Brand in administration.

13.3	No receiver, receiver and manager or administrative receiver has been appointed of the whole or part of Brand’s business or assets.

13.4
Brand is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “if it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2))”.

13.5	Brand has not stopped paying its debts as they fall due save for trade debts in dispute in good faith.

13.6	No distress, execution or other process relating to insolvency has been levied on an asset of Brand.

SCHEDULE 4

LIMITATION OF LIABILITY

1.	TIME LIMITATION

1.1
The Sellers (or in the case of a Claim or Tax Claim, BPL) shall not be liable in respect of any claim under this Agreement unless Notice (in accordance with paragraph 1.3) of such claim is given by the Buyer or the Guarantor (as the case may be) to the Sellers’ Representative after it becomes aware that such a claim will be made:

(a)	in the case of a Leakage Claim by not later than 30 September 2014;

(b)	in the case of a Claim (other than a Tax Warranty Claim), by not later than 5.00pm on 30 September 2015; and

(c)	in the case of a Tax Claim or a claim under the Fundamental Warranties, by not later than 5.00pm on 31 December 2018, and the liability of the Sellers (or in the case of a Claim or Tax Claim, BPL) shall further determine (if such claim has not previously been satisfied, settled or withdrawn) where legal proceedings have not been instituted in respect of such claim by the due service of process on the relevant Seller(s) and/or BPL as the case may be within six months of the date of such written notice or, in the case of a contingent claim only, within six months of such claim ceasing to be contingent.

1.2
For the purposes of paragraph 1.1 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the relevant Seller(s) and/or BPL as the case may be.

1.3
Notice of any claim given by the Buyer or the Guarantor to the Sellers’ Representative under paragraph 1.1 shall be given without undue delay and shall set out the legal and factual basis of the relevant claim (based on the information then available to the Buyer and/or the Guarantor), including copies of any evidence then available to the Buyer or the Guarantor on which the Buyer or the Guarantor relies provided always that compliance with the requirements of this clause shall not be a pre-condition to any liability of the Sellers provided further that in the event that the Buyer or the Guarantor fails to comply with this paragraph 1.3 any delay by the Buyer or the Guarantor shall be taken into account in calculating the damages (if any) payable to the Buyer or the Guarantor.

2.	MONETARY LIMITATION: MINIMUM
BPL shall not be liable in respect of any Claim:

2.1
where the liability of BPL in respect of that Claim would (but for this paragraph) have been less than £100,000 (and, for these purposes, a number of Claims arising out of the same or related subject matter, facts, events or circumstances may be aggregated to form a single Claim); or

2.2
unless and until the liability in respect of that Claim (not being a Claim for which liability is excluded under paragraph 2.1), when aggregated with the liability of the Sellers in respect of all other such Claims, shall exceed £2,200,000 in which case the Buyer or the Guarantor shall be entitled to claim the whole amount of such Claims and not merely the excess.

3.	MONETARY LIMITATION: MAXIMUM

3.	The aggregate liability of the Sellers in respect of claims under this Agreement shall be as follows:

(a)	in respect of all claims under this Agreement shall be limited to an amount equal to the Consideration received by the Sellers prior to any Tax in the hands of the Sellers; and

(b)	in respect of a Claim or a Tax Claim shall be an amount equal to the amount standing to the credit of the SPA Escrow Account from time to time.

4.	GENERAL EXCLUSIONS
No liability (whether in contract, tort or otherwise) shall attach to the Sellers in respect of any Claim (other than a Tax Warranty Claim) to the extent that:

4.1	the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability;

4.2	specific allowance, provision or reserve in respect of the matter giving rise to the claim shall have been made in the Accounts or the Management Accounts or the Locked Box Accounts;

4.3	the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

(a)
any change in the accounting principles or practices of the Buyer or the Guarantor introduced or having effect after the date of this Agreement provided always that this provision shall not apply to any change which is required by applicable law as at the date of this Agreement to be made; or

(b)	any increase in the rates of Taxation made after the date of this Agreement; or

(c)
any change, after the date of this Agreement, in law or regulation or in its interpretation or administration by the English courts, any tax authority or any other fiscal, monetary or regulatory authority (whether or not having the force of law); and

(d)	the loss or damage giving rise to the claim is actually recovered by the Buyer’s Group under any policy of insurance net of any taxes and the Buyer’s reasonable costs of recovery.

4.4
BPL shall be under no liability in respect of any Claim or Tax Warranty Claim to the extent that the facts or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter and/or in the information in the Data Room . Nothing in the Disclosure Letter shall constitute a representation or warranty as to the accuracy of the information forming part of the Disclosure Letter.

5.	NO DOUBLE RECOVERY
The Buyer shall not be entitled to recover more than once in respect of the same Loss under the provisions of this Agreement and/or any Transaction Document.

6.	REMEDY BY THE SELLER
No liability will arise and no Claim may be made to the extent that the matter giving rise to such Claim is remediable unless within the period of 90 days following the receipt by the Sellers of Notice thereof from the Buyer such matter shall not have been remedied to the reasonable satisfaction of the Buyer within the period of 90 days following the date of service of such Notice.

7.	CONDUCT OF CLAIMS

7.1	The Buyer shall and shall procure that each Target Company shall:

(a)
consult with the Sellers’ Representative regarding any claim made against the Buyer’s Group which is reasonably likely to give rise to a Claim by the Buyer as to how to avoid, dispute, resist, compromise, defend or appeal against any such Claim; and

(b)
not settle or compromise any liability or Claim (other than a Tax Warranty Claim) to which such action is referable without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed.

7.2	Where the Sellers’ Representative:

(a)
acting reasonably and in good faith, wishes to settle any claim referred to in paragraph 7.1 for a specified amount and the Buyer does not wish to settle such claim for such amount and the ultimate amount of liability in respect of such Claim is more than the amount previously proposed for settlement by the Sellers’ Representative, the Sellers shall not be liable for amounts in excess of the original specified amount; and

(b)
does not give its consent to settle any claim referred to in paragraph 7.1 for a specified amount and the Buyer wishes to settle such claim for such amount and the ultimate amount of liability in respect of such Claim is more than the amount previously proposed for settlement by the Buyer, the Buyer’s Claim shall (subject always to the provisions of this Schedule 4) be for such higher amount.

7.3	The Buyer shall and the Guarantor shall in so far as it relates to Brand and the Brand Shares:

(a)
without undue delay inform the Sellers’ Representative in writing of any material fact, matter, event or circumstance which comes to its notice or to the notice of the Buyer’s Group whereby it appears that the Sellers are or are reasonably be likely to be liable to make any payment in respect of any Claim or whereby it appears the Buyer’s Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim; and

(b)	thereafter keep the Sellers reasonably informed of all developments in relation to thereto; and

(c)
provide access to its personnel, premises and chattels and give all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Buyer’s Group under paragraph 8.

Provided always that the provisions of this paragraph 8 shall be subject always to the bona fide requirements of any relevant insurer of the Buyer’s Group and not waiving legal privilege.

8.	RECOVERY FROM THIRD PARTIES

If the Sellers have paid an amount in discharge of any Claim (other than a Tax Claim) and the Buyer or any member of the Buyer’s Group may be entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Buyer or any member of the Buyer’s Group (in whole or in part) in respect of the specific loss or liability which is the subject matter of such claim or claims, the relevant member of the Buyer’s Group shall use its reasonable endeavours to recover such sum or sums and, to the extent it recovers an amount from such third party, retain itself, pay in to the SPA Escrow Account or pay to the Sellers (as determined below) as soon as reasonably practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses properly incurred in obtaining such recovery and less any Tax attributable to the recovery or, if less, (ii) the amount previously paid by the Sellers to the Buyer less any Tax attributable to the recovery (in each case, as appropriate, the “Recovered Amounts”). The Recovered Amounts shall be applied as follows:

(a)
first, if the amount paid by the Sellers in respect of the Claim was less, by operation of the provisions of paragraph 3.1(b) of this Schedule 4, than the loss suffered by the Buyer in respect of the circumstances of that Claim, the amount up to the Buyer's loss shall be retained by the Buyer;

(b)
second, the balance (if any) of the Recovered Amount shall be paid into the SPA Escrow Account provided always that if such payment would cause the amount in the SPA Escrow Account to exceed the Maximum Escrow Balance (as defined below and as applicable at the time of such payment), any excess shall be paid to the Sellers.

In this paragraph 8, “Maximum Escrow Balance” means:

(a)	in respect of the period from Completion to the First Escrow Release Date, £14,600,000;

(b)	in respect of the period from the First Escrow Release Date to the Second Escrow Release Date, £7,300,000;

(c)	in respect of the period from the Second Escrow Release Date to the Third Escrow Release Date; £3,650,000; and

(d)	in respect of the period after the Third Escrow Release Date, £0.

9.	INSURANCE
In the event that the Sellers at any time after the date hereof shall wish to take out insurance against its liability hereunder the Buyer undertakes, subject always to the bona fide requirements of any relevant insurer of the Buyer’s Group and not waiving the privilege of any of the Target Companies or the Buyer, to provide such information as the prospective insurer may reasonably require before effecting such insurance.

10.	MITIGATION
The Buyer will take or procure the taking by the relevant member(s) of the Buyer’s Group of all such steps and actions as are necessary in accordance with any common law duty to mitigate any loss or damage incurred by it.

11.	FRAUD

None of the limitations in this Schedule 4 shall apply to any Claim or Tax Claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or fraudulent concealment by the Sellers, any Target Company or any of their respective directors, officers, employees or agents.

12.	TAX
Except as otherwise provided in this Schedule, the provisions of the Tax Deed shall apply to Tax Claims.

SCHEDULE 5

PROPERTIES

Title Number	Address	Freehold / Leasehold	Proprietor / Lessee
EGL161573	Tilda Ltd, Coldharbour Lane, Rainham, RM13 9YQ	Freehold	Tilda Limited
EGL452322	Unit 2, Gateway Xiii Industrial Estate, Ferry Lane, Rainham, RM13 9JY	Freehold	Tilda Limited
N/A	14th Floor, Unit 03, Reef Tower, Jumeirah Lake Towers, Dubai, UAE	Leasehold	Tilda International DMCC
N/A	1,483 square feet, second floor, Suite 205, 2160 North Central Road, Fort Lee, New Jersey, 07024, USA	Leasehold	Tilda Marketing, INC

SCHEDULE 6
BRAND TRADE MARKS

SCHEDULE 7
NORMALISED EBITDA STATEMENT AND CASH PROFITS STATEMENT
Part 1 – General
1.    Contents

1.1	The Normalised EBITDA Statement shall comprise the Q4 Normalised EBITDA Statement and the Q3 Normalised EBITDA Statement.
2.    Bases of preparation
Normalised EBITDA Statement

2.1	The Normalised EBITDA Statement shall be prepared by combining the Q4 Normalised EBITDA Statement and the Q3 Normalised EBITDA Statement.

2.2
The “Q3 Normalised EBITDA Statement” shall be based on the documents attached as Appendix X to this Agreement which have been extracted from the “KPMG Project Noble- Volume 1 – Historical Information Report” and Volume 3 – Trading Update. For the avoidance of doubt, the Q3 Normalised EBITDA from this statement is £17.6m (“Q3 Normalised EBITDA”) and the normalisation adjustments are £6.3m with the line items to support these adjustments detailed on the third page of Appendix X.

2.3
The “Q4 Normalised EBITDA Statement” shall be calculated using identical methodologies and on an entirely consistent basis to those used in preparing the Q3 Normalised EBITDA Statement. For the avoidance of doubt, the only permitted line items for normalising EBITDA (“Permitted Line Items”) are the items used to arrive at Adjusted TRG EBITDA on schedule X.

Cash Profit Statement

2.4
The Cash Profit Statement shall be prepared in the form and based on the line items set out in Appendix Y to this Agreement, drawing the relevant information from the management accounts of the Tilda Group for the periods from 1 October 2013 to 31 December 2013 and from 1 January 2014 to Completion. Such management accounts shall be prepared on a consistent basis with the Management Accounts.

3.	Submission of Draft Normalised EBITDA Statement and Draft Cash Profits Statement

3.1
Each of the Buyer and the Sellers’ Representative shall use their respective reasonable endeavours to agree with each other and KPMG the scope of work of KPMG as soon as reasonably practicable after the date of this Agreement.

3.2
Tilda shall prepare the draft Normalised EBITDA Statement and draft Cash Profits Statement and the Buyer shall use all reasonable endeavours to appoint Graham Armitage of KPMG to review and submit to the Buyer a draft of the Normalised EBITDA Statement and a draft of the Cash Profits Statement within 15 Business Days of the finalisation of the management accounts (which should be produced by no later than 28 February 2014) for the Noble Reporting Group for the period to 31 December 2013 in the case of the Normalised EBITDA Adjustment and Completion in the case of the Cash Profits Statement.

3.3
The Buyer shall provide any comments it has on the draft Normalised EBITDA Statement and the draft Cash Profits Statement to KPMG prior to finalisation by KPMG of the draft Normalised EBITDA Statement and the draft Cash Profits Statement.

3.4
The Buyer shall forward an unamended copy of the draft Normalised EBITDA Statement and the draft Cash Profit Statement prepared by KPMG to the Sellers’ Representative within 2 Business Days of receipt of the same from KPMG along with a notice of whether the Buyer disputes any of the items in the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement (“Buyer Reponse Notice”). The Buyer Response Notice shall state: (a) the item or items in dispute; the reasons for such dispute; and (c) details of the Buyer’s proposed adjustments to the draft Normalised EBITDA Statement and/or the draft Cash Statement.

4.	Response to Draft Normalised EBITDA Statement and Draft Cash Profit Statement

4.1
Within 15 Business Days of receipt of the draft Normalised EBITDA Statement and the draft Cash Profit Statement (“Response Period”), the Sellers’ Representative shall give notice to the Buyer (“Response Notice”) stating whether or not it agrees with the draft Normalised EBITDA Statement and the draft Cash Profit Statement.

4.2	It is expressly acknowledged and agreed by the Buyer, the Guarantor and the Sellers’ Representative (for itself and on behalf of each of the Sellers) that:

(a)	the only grounds on which any of them shall be entitled to disagree with the draft Normalised EBITDA Statement shall be that in preparing the draft Normalised EBITDA Statement KMPG has:

(i)	failed properly to apply identical methodologies on a consistent basis to those applied in the preparation of the Q3 Normalised EBITDA Statement; and/or

(ii)	made a manifest error in the preparation of the Q4 Normalised EBITDA Statement;

(b)	no amendment shall for any reason be made to the Q3 Normalised EBITDA; and

(c)	the only line items for normalising EBITDA shall be the Permitted Line Items.

4.3
If the Sellers’ Representative disagrees with the draft Normalised EBITDA Statement within the 15 Business Day period referred to in paragraph 4.1 the relevant Response Notice shall also state the grounds on which it so asserts, acting in good faith.

4.4	If the Sellers’ Representative disagrees with the draft Cash Profit Statement within the 15 Business Day period referred to in paragraph 4.1 the relevant Response Notice shall also state:
(a)    the item or items in dispute;
(b)    the reasons for such dispute; and

(c)	details of the Sellers’ Representative’s proposed adjustments to the Draft Cash Profit Statement.

5.	No Response Notice
If there is no Buyer Response Notice and if the Sellers’ Representative does not give the Response Notice within the Response Period, then the Sellers’ shall be deemed to have agreed the draft Normalised EBITDA Statement and/or, as the case may be, the draft Cash Profit Statement, and such statements shall constitute the Normalised EBITDA Statement and the Cash Profit Statement.

6.	Positive Response Notice
If there is no Buyer Response Notice and if the Response Notice is given within the Response Period and states that the Sellers’ Representative agrees with the draft Normalised EBITDA Statement and/or the Draft Cash Profit Statement, then such statements shall constitute the Normalised EBITDA Statement and the Cash Profit Statement.

7.	Negative Response Notice

7.1
If there is a Buyer Response Notice and/or if a Response Notice is given within the Response Period by the Sellers’ Representative and states that the Sellers’ Representative disagrees with the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement, then only those items detailed as disputed in the Response Notice or the Buyer Response Notice (“Disputed Items”) shall be treated as being in dispute, and the Buyer and Sellers’ Representative shall be deemed to have agreed all other items in the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement.

7.2	The Buyer and the Sellers’ Representative shall endeavour to agree the Disputed Items, each acting in good faith.

7.3	If all the Disputed Items are resolved by agreement between them, the Buyer and the Sellers’ Representative shall promptly sign a joint statement which:

(a)	appends a copy of the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement, adjusted to reflect all the Disputed Items as so agreed; and

(b)	confirms that such statement constitutes the Normalised EBITDA Statement and the Cash Profit Statement.

7.4
If, within 15 Business Days of receipt of the Response Notice, the Buyer and the Sellers’ Representative have not agreed the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement in accordance with paragraph 7.3:

(a)	where relevant, the Buyer and the Sellers’ Representative shall promptly sign a joint statement which:
(i)    sets out the Disputed Items (if any) that have been agreed between them; and

(ii)	appends a copy of the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement, adjusted to reflect any Disputed Item as so agreed; and

(b)	the remaining Disputed Items shall be referred for determination by an Expert in accordance with the provisions of part 2 upon the written request of either the Buyer or the Sellers’ Representative.

7.5
If the Buyer and the Sellers’ Representative do not agree the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement in accordance with paragraph 7.3, then the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement adjusted to reflect:

(a)	the Disputed Items (if any) that are agreed between the Sellers’ Representative and the Buyer in writing (whether in accordance with paragraph 7.4(a) or subsequently); and
(b)    the Expert's determination made pursuant to part 2,

shall constitute the Normalised EBITDA Statement and/or the Cash Profit Statement.

8.	Records and access, etc
From Completion until the agreement, deemed agreement or determination of the Normalised EBITDA Statement and/or the Cash Profit Statement, each of the Buyer and the Sellers’ Representative shall:

8.1
retain any relevant records, documents and information within its possession or under its control (which, for the avoidance of doubt, shall not include auditors' working papers) relating to the assets, liabilities and other matters which are the subject of the draft Normalised EBITDA Statement and/or the draft Cash Profit Statement (“Statement Information”); and

8.2
provide to the other and their representatives such access to its Statement Information and its personnel to obtain all relevant facts and information within their knowledge (except any document and/or information that was prepared by another party or its advisers with a view to assessing the merits of any argument on any Disputed Item or that is otherwise legally privileged) as is reasonably required by the other to prepare, review, agree or otherwise determine the Normalised EBITDA Statement and the Cash Profit Statement (as appropriate).

Part 2 - Expert determination

1.	Appointment of Expert

1.1	The expert (“Expert”) shall be an individual with suitable experience in dealing with such types of dispute at Deloitte in the United Kingdom (who and which are independent of the parties):
(a)    agreed by the Buyer and the Sellers’ Representative in writing; or

(b)
in default of agreement within 5 Business Days of the date of either the Buyer or the Sellers’ Representative serving on the other details of its suggested Expert, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application at any time of either the Buyer or the Sellers’ Representative.

1.2    Each of the Buyer and the Sellers’ Representative agrees to:

(a)
use its reasonable endeavours to appoint an Expert expeditiously following a written request to do so from the other and to agree the terms of engagement for the Expert within 5 Business Days of the Expert's selection or nomination; and

(b)
not unreasonably (having regard to the provisions of this part) refuse its agreement to any terms of engagement proposed by the Expert (which may include a limitation on his liability at a level consistent with market practice at the relevant time) or the other party.

2.	Procedure

2.1
The Buyer and the Sellers’ Representative shall each supply the other with a copy of anything provided by it or on its behalf to the Expert pursuant to this part 2 at the same time as it is provided to the Expert.

2.2	Within 5 Business Days of the appointment of the Expert, the Sellers’ Representative shall provide the Expert and Buyer with the following:

(a)
a copy of the draft Normalised EBITDA Statement and/or draft Cash Profit Statement (in each case, adjusted to reflect the Disputed Items (if any) then agreed with the Buyer in writing) (“Adjusted Draft Normalised EBITDA Statement” or “Adjusted Draft Cash Profit Statement”);

(b)    a written statement of the Disputed Items referred to the Expert; and

(c)
written submission in relation to each such Disputed Item and the adjustments (if any) the Sellers propose to the Adjusted Draft Normalised EBITDA Statement or the Adjusted Draft Cash Profit Statement.

2.3
The Buyer shall be entitled to make written representations to the Expert on the documents detailed in paragraph 2.2. Such representations must be made within 15 Business Days of receipt of such documents by the Buyer.

2.4
The Expert shall (at his discretion) afford the opportunity within reasonable time limits to the parties to make written representations to him on any written representations made by the other party pursuant to paragraph 2.3.

2.5
The Parties agree that the Expert shall be obliged to reject any Disputed Item in relation to the draft Normalised EBITDA Statement to the extent that such Disputed Item does not arise in circumstances where KPMG, in preparing the Draft Normalised EBITDA Statement has not complied with the requirements of paragraph 4.2(a).

2.6	The parties acknowledge that the Expert shall not be instructed or entitled to make any amendment to the Q3 Normalised EBITDA Statement for any reason.

2.7
Each of the Buyer and the Sellers’ Representative shall, to the extent legally practicable, provide the Expert with such documents, information and assistance (including the right to inspect the Statement Information) as the Expert reasonably requires for the purpose of making his determination.

2.8	All matters in relation to any determination under this part shall be kept confidential by the parties and the Expert.

2.9
To the extent not provided for in or inconsistent with this part, the Expert shall determine the procedure to be followed in making his determination and shall be entitled to obtain such independent legal or other professional advice as he may reasonably require in making his determination.

3.	Role of Expert

3.1	The Expert shall, in no longer that one month,:
(a)    act as an expert and not as an arbitrator;

(b)
determine on the basis of all information, documents and materials before him what adjustments (if any) are in his opinion necessary to the amounts shown by the Adjusted Draft Normalised EBITDA Statement and/or the Adjusted Draft Cash Profit Statement in respect of each of the Disputed Items referred to him in order to comply with the provisions of this agreement; and

(c)	notify the parties of his determination in writing (without reasons) as soon as practicable.

3.2
Any nomination fee and the Expert's fees and expenses (including any fees and expenses of any professional advisers appointed by him) shall be borne as determined by the Expert (having regard to the merits of each party's submissions in relation to the Disputed Items referred to him), failing which, borne half by the Sellers and half by the Buyer.

3.3	The Expert's determination shall be final and binding on the parties except where there is fraud or manifest error.

3.4	Any determination under this part 2 shall be conducted and delivered in the English language.

4.	Substitute or replacement Expert
If the Expert dies or becomes unwilling to act or incapable of acting, then the Sellers’ Representative and the Buyer shall:

4.1	accept any substitute Expert reasonably nominated by the firm engaged by them following a written request to such firm to do so from either the Buyer or the Sellers Representative; or

4.2
if no substitute is nominated within 10 Business Days of such request, promptly discharge the original Expert and appoint a replacement expeditiously, and this part 2 shall apply to the replacement Expert as if he were the first Expert appointed.

SIGNED BY:	)	/s/ Shilen Thakrar
BRAUNSTONE PROPERTIES LIMITED	) )	Director

SIGNED BY:	)	/s/ Shilen Thakrar
TILDA RICE LIMITED	)	Director

SIGNED BY:	)	....................................................................
SALCOTT ASSOCIATES LIMITED	) )	Director

SIGNED BY:	)	/s/ Denise Faltischek
HAIN FROZEN FOODS UK LIMITED	)	Director

SIGNED BY:	)	/s/ Stephen J. Smith
THE HAIN CELESTIAL GROUP, INC.	)	Officer